Exhibit 10.1

Execution Version

Purchase and Sale Agreement

Dated August 28, 2019,

By And Between

Riviera Upstream, LLC and Riviera Operating, LLC

as Seller,

And

Scout Energy Group V, LP

as Buyer

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
ARTICLE 2 SALE AND TRANSFER OF ASSETS; CLOSING	19
2.01	Assets.19
2.02	Purchase Price; Deposit.19
2.03	Closing; Preliminary Settlement Statement.20
2.04	Closing Obligations.20
2.05	Allocations and Adjustments.21
2.06	Assumption.25
2.07	Allocation of Purchase Price.26
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER	26
3.01	Organization and Good Standing.26
3.02	Authority; No Conflict.26
3.03	Bankruptcy.27
3.04	Taxes.28
3.05	Legal Proceedings.28
3.06	Brokers.29
3.07	Compliance with Legal Requirements.29
3.08	Prepayments.29
3.09	Imbalances.29
3.10	Material Contracts.29
3.11	Consents and Preferential Purchase Rights.30
3.12	Permits30
3.13	Current Commitments.30
3.14	Plant Personal Property Condition30
3.15	Environmental Laws.30
3.16	Wells.30
3.17	Employee Benefits31
3.18	Knowledge Qualifier for Non-Operated Assets.31
3.19	Disclosures with Multiple Applicability; Materiality.31
3.20	Mayzure Organizational Documents31
3.21	Equity Interests31
3.22	No Undisclosed Liabilities32
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER	32
4.01	Organization and Good Standing.32
4.02	Authority; No Conflict.32
4.03	Certain Proceedings.33
4.04	Knowledgeable Investor.33
4.05	Qualification.33
4.06	Brokers.33
4.07	Financial Ability.34
4.08	Securities Laws.34

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4.09	Due Diligence.34
4.10	Basis of Buyer’s Decision.34
4.11	Business Use, Bargaining Position.35
4.12	Bankruptcy.35
ARTICLE 5 COVENANTS OF SELLER	35
5.01	Access and Investigation.35
5.02	Operation of the Assets.36
5.03	Insurance.37
5.04	Consent and Waivers.37
5.05	Amendment to Schedules.37
5.06	Successor Operator.37
ARTICLE 6 OTHER COVENANTS	38
6.01	Notification and Cure.38
6.02	Satisfaction of Conditions.38
6.03	Replacement of Insurance, Bonds, Letters of Credit, and Guaranties.38
6.04	Governmental Reviews.39
6.05	HSR Act.39
ARTICLE 7 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	40
7.01	Accuracy of Representations.40
7.02	Seller’s Performance.40
7.03	No Proceedings.40
7.04	No Orders.40
7.05	Necessary Consents and Approvals.40
7.06	HSR Act.40
7.07	Closing Deliverables.41
7.08	Title Defect Values, Environmental Defect Values, etc41
7.09	Gathering Consents.41
ARTICLE 8 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE	41
8.01	Accuracy of Representations.41
8.02	Buyer’s Performance.41
8.03	No Proceedings.41
8.04	No Orders.41
8.05	Necessary Consents and Approvals.42
8.06	HSR Act.42
8.07	Closing Deliverables.42
8.08	Title Defect Values, Environmental Defect Values, etc42
8.09	Qualifications.42
8.10	Gathering Consents.42
ARTICLE 9 TERMINATION	42
9.01	Termination Events.42
9.02	Effect of Termination; Distribution of the Deposit Amount.43
9.03	Return of Records Upon Termination.45

ARTICLE 10 INDEMNIFICATION; REMEDIES	45
10.01	Survival.45
10.02	Indemnification and Payment of Damages by Seller.45
10.03	Indemnification and Payment of Damages by Buyer.46
10.04	Indemnity Net of Insurance.47
10.05	Limitations on Liability.47
10.06	Procedure for Indemnification‑‑Third Party Claims.47
10.07	Procedure for Indemnification – Other Claims.48
10.08	Indemnification of Group Members.48
10.09	Extent of Representations and Warranties.49
10.10	Compliance With Express Negligence Test.50
10.11	Limitations of Liability.50
10.12	No Duplication.50
10.13	Disclaimer of Application of Anti-Indemnity Statutes.50
10.14	Waiver of Right to Rescission.50
ARTICLE 11 TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS	51
11.01	Title Examination and Access.51
11.02	Preferential Purchase Rights.51
11.03	Consents.51
11.04	Title Defects.52
11.05	Title Defect Value.53
11.06	Seller’s Cure or Contest of Title Defects.53
11.07	Limitations on Adjustments for Title Defects.54
11.08	Title Benefits.55
11.09	Buyer’s Environmental Assessment.56
11.10	Environmental Defect Notice.56
11.11	Seller’s Exclusion, Cure or Contest of Environmental Defects.56
11.12	Limitations.57
11.13	Exclusive Remedies.58
11.14	Casualty Loss and Condemnation58
11.15	Expert Proceedings.58
ARTICLE 12 EMPLOYMENT MATTERS	60
12.01	Seller Benefit Plans60
12.02	Pre-Employee Start Date Claims under Seller Benefit Plans and Accrued Vacation Balances60
12.03	Available Employees’ Offers and Post-Employee Start Date Employment and Benefits60
12.04	Post-Employee Start Date Employment Claims62
12.05	Buyer Welfare Plans62
12.06	WARN Act62
12.07	No Third Party Beneficiary Rights62
ARTICLE 13 GENERAL PROVISIONS.	63
13.01	Records.63

13.02	Expenses.63
13.03	Notices.65
13.04	Governing Law; Jurisdiction; Service of Process; Jury Waiver.66
13.05	Further Assurances.67
13.06	Waiver.67
13.07	Entire Agreement and Modification.67
13.08	Assignments, Successors, and No Third Party Rights.68
13.09	Severability.68
13.10	Article and Section Headings, Construction.68
13.11	Counterparts.69
13.12	Press Release.69
13.13	Confidentiality.69
13.14	Name Change.69
13.15	Preparation of Agreement.70
13.16	Appendices, Exhibits and Schedules.70

EXHIBITS AND SCHEDULES

Exhibit A	Leases
Exhibit A-1	Fee Minerals
Exhibit A-2	Processing Plants
Exhibit A-3	Gathering System
Exhibit A-4	Easements and Surface Interests
Exhibit A-5	Real Property
Exhibit B	Wells
Exhibit C	Personal Property
Exhibit D	Vehicles
Exhibit E	Excluded Assets
Exhibit F	Form of Assignment and Bill of Sale
Exhibit G	Form of Certificates
Exhibit H	Form of Deed
Exhibit I	Available Employee Limits
Exhibit J	Form of Equity Interest Assignment

Schedule 2.07	Allocation of Purchase Price
Schedule 3.02(b)	No Conflict
Schedule 3.04	Taxes
Schedule 3.05	Assumed Litigation and Retained Litigation
Schedule 3.07	Compliance with Legal Requirements
Schedule 3.09	Imbalances
Schedule 3.10	Material Contracts
Schedule 3.11	Consents and Preferential Purchase Rights
Schedule 3.12	Permits
Schedule 3.13	Current Commitments
Schedule 3.15	Environmental Laws
Schedule 3.17(a)	Seller Benefit Plans
Schedule 3.22	No Undisclosed Liabilities
Schedule 5.02	Certain Authorized Pre-Closing Actions

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of August 28, 2019 (the “Execution Date”), by and between Riviera Upstream, LLC, a Delaware limited liability company (“RUL”), and Riviera Operating, LLC, a Delaware limited liability company (“ROL”, and together with RUL, “Seller”), and Scout Energy Group V LP, a Texas limited partnership, (“Buyer”).  Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITAL

Seller desires to sell, and Buyer desires to purchase, (a) all of Seller’s collective right, title and interest in and to certain oil and gas properties in the Hugoton Basin and related assets and contracts and (b) one hundred percent (100%) of the issued and outstanding shares of equity interests of Mayzure, LLC, a Delaware limited liability company (“Mayzure”), effective as of the Effective Time, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

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DEFINITIONS

For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Article 1 when capitalized:

“AAA” – the American Arbitration Association.

“Accounting Expert” – as defined in Section 2.05(d).

“AFE” – as defined in Section 3.13.

“Affiliate” – with respect to a Party, any Person directly or indirectly controlled by, controlling, or under common control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended.  As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.  The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

“Aggregate Defect Deductible” – an amount equal to three percent (3%) of the unadjusted Purchase Price.

“Aggregate Environmental Defect Value” – as defined in Section 11.12.

“Aggregate Title Defect Value” – as defined in Section 11.07.

“Allocated Values” – the values assigned among the Assets as set forth on Schedule 2.07.

“Applicable Contracts” –  all Contracts to which Seller is a party or is bound that primarily relate to any of the Assets and (in each case) that will be binding on Buyer after the Closing, including:  communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.

“Asset Taxes” – ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes (including any interest, fine, penalty or additions to tax imposed by Governmental Bodies in connection with such taxes) based upon the operation or ownership of the Assets and the assets of Mayzure, the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” – all of Seller’s right, title, and interest in, to, and under the following, without duplication, except to the extent constituting Excluded Assets:

(a)all of the oil and gas leases and subleases described in Exhibit A or located within the Designated Area, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in such leases or Exhibit A (such interest in such leases, the “Leases”), all related rights and interests in the lands covered by the Leases and any lands pooled or unitized therewith (such lands, the “Lands”), and all Royalties applicable to the Leases and the Lands;

(b)any and all oil, gas, water, observation, injection, CO2 and disposal wells located on any of the Lands or located within the Designated Area, whether producing, shut-in, or temporarily abandoned, (such interest in such wells, including the wells set forth in Exhibit B, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time;

(c)all fee mineral interests related to or located on the Lands or located within the Designated Area, including those described on Exhibit A-1, (such interests the “Fee Minerals”);

(d)all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases or Wells and the units created thereby, (the “Units” and together with the Leases, the Lands, the Wells, and the Fee Minerals, the “Properties” or individually, a “Property”);

(e)all rights and interest in the Jayhawk plant, as described on Exhibit A-2 (the “Jayhawk Plant”) and the Satanta gas plant, as described on Exhibit A-2 (the “Satanta Plant” and, together with the Jayhawk Plant, the “Processing Plants”);

(f)all pipelines and gathering systems used solely in connection with the Properties or located within the Designated Area, including the “Gathering System” as described on Exhibit A-3;

(g)to the extent that they may be assigned, transferred or re-issued by Seller (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all permits, licenses, allowances, water rights, registrations, consents, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used primarily in connection with the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties, the Gathering System, or any of the Assets, including those described on Exhibit A-4;

(h)all equipment, machinery, fixtures and other personal, movable and mixed property located on any of the Properties, the Gathering System, the Processing Plants, or other Assets that is used primarily in connection therewith, including those items listed on Exhibit C, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with the Wells, manifolds, processing and separation facilities, pads, structures, materials, and other items primarily used in the operation thereof (collectively, the “Personal Property”);

(i)the real property described on Exhibit A-5 and any Personal Property located thereon;

(j)all vehicles described on Exhibit D, subject to Seller’s right to remove any of the vehicles from Exhibit D assigned to any Available Employees who are not made an offer of employment by Buyer in accordance with Section 12.03(c);

(k)all disposal wells and evaporation pits that are located on the Lands or in the Designated Area;

(l)to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Applicable Contracts and all rights thereunder insofar as and only to the extent relating to the Assets;

(m)all Imbalances relating to the Assets;

(n)the Suspense Funds;

(o)the Specified Receivables;

(p)originals (if available, and otherwise copies) and copies in digital form (if available) of all of the books, files, records, information and data, whether written or electronically stored, primarily relating to the Assets in Seller’s possession, including: (i) land and title records

(including prospect files, maps, lease records, abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production, and accounting records; (v) facility and well records; (vi) plant maintenance, compliance, and process safety management records; and (vii) to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), geological and seismic data (excluding interpretive data) (collectively, “Records”);

(q)all Hydrocarbons in storage or existing in stock tanks, pipelines or plants (including inventory); and

(r)all radio equipment, SCADA and measurement technology, and other production related mobility devices (such as SCADA controllers), well communication devices, field office information technology and equipment (including desktop computers, laptop computers, servers, networking equipment, local area network equipment and telephone equipment, but excluding in each case, licensed software, proprietary Seller information or connections that may be located on such devices or equipment) and any other information technology systems and licenses associated with the foregoing, in each case only to the extent such assets and licenses are (i) used or held for use solely in connection with the operation of the Properties, (ii) assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee; provided Seller shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer), and (iii) located on the Properties (the “Production-Related IT Equipment”).

To the extent that any of the foregoing are used or relate to both the Assets and certain of the Excluded Assets, such as, by way of example but not limitation, ingress and egress rights and road and pipeline easements, such assets or rights shall be jointly-owned by Seller, as part of the Excluded Assets, and by Buyer, as part of the Assets.

“Assignment” – the Assignment and Bill of Sale from Seller to Buyer substantially in the form attached to this Agreement as Exhibit F.

“Assumed Liabilities” – as defined in Section 2.06.

“Assumed Litigation” – the litigation set forth in Schedule 3.05 Part A.

“Available Employees”– certain employees of Seller or its Affiliates identified in the Available Employee List to whom Buyer may, but shall not be obligated to, make an offer of employment; provided, however that Seller may not identify employees in the Available Employee List beyond the job titles indicated on Exhibit I or who do not primarily perform services in for the Seller in connection with the Assets without approval of the Buyer.

“Available Employee List”– as defined in Section 12.03(b).

“Breach” – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any certificate delivered pursuant to Section 2.04(a)(iv) or Section 2.04(b)(iii) of this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Business Day” – any day other than a Saturday, Sunday, or any other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.

“Buyer” – as defined in the preamble to this Agreement.

“Buyer’s Closing Documents” – as defined in Section 4.02(a).

“Buyer Group” – Buyer and its Affiliates, and their respective Representatives.

“Casualty Loss” – as defined in Section 11.14.

“Closing” – the closing of the Contemplated Transactions.

“Closing Date” – as defined in Section 2.03.

“COBRA” – as defined in Section 12.05.

“Code” – the Internal Revenue Code of 1986, as amended.

“Complete Remediation” – with respect to an Environmental Defect, a remediation or cure of such Environmental Defect which is substantially completed in accordance with the Lowest Cost Response.

“Confidentiality Agreement” – that certain confidentiality agreement dated as of May 16, 2019 by and between Riviera Resources, Inc. and Buyer.

“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a)the sale of the Assets and Equity Interests by Seller to Buyer;

(b)the performance by the Parties of their respective covenants and obligations under this Agreement; and

(c)Buyer’s acquisition, ownership, and exercise of control over the Assets and Equity Interests.

“Continuing Employees” – as defined in Section 12.03(d).

“Contract” – any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Cure” – as defined in Section 11.06.

“Damages” – any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements, and deficiencies, including any attorneys’ fees, legal, and other costs and expenses suffered or incurred therewith.

“De Minimis Environmental Defect Cost” – Fifty Thousand Dollars ($50,000).

“De Minimis Title Defect Cost” – Fifty Thousand Dollars ($50,000) per Well.

“Defect Notice Date” – as defined in Section 11.04.

“Defensible Title” – title of Seller with respect to the Processing Plants and Wells that, as of the Closing Date and subject to the Permitted Encumbrances, is deducible of record or title evidenced by unrecorded instruments or elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreements and:

(a)With respect to the currently producing formation in each Well (in each case, subject to any reservations, limitations or depth restrictions described in Schedule 2.07 or Exhibit B), entitles Seller to receive not less than the Net Revenue Interest set forth in Schedule 2.07 for such Well, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Effective Time and in accordance with the terms of this Agreement elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Effective Time of pools or units in accordance with this Agreement, and (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries;

(b)with respect to the currently producing formation in each Well (in each case, subject to any reservations, limitations or depth restrictions described in Schedule 2.07 or Exhibit B), obligates Seller to bear not more than the Working Interest set forth in Schedule 2.07 for such Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, or (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest; and

(c)is free and clear of all Encumbrances.

“Deposit Amount” – Ten percent (10%) of the unadjusted Purchase Price (including any interest accrued thereon).

“Designated Area” – the area within the following counties in the state of (a) Kansas: Finney, Grant, Hamilton, Haskill, Kearney, Mead, Morton, Seward, Stanton, and Stevens, and (b) Oklahoma: Beaver and Texas.

“Dispute Notice” – as defined in Section 2.05(d).

“Disputed Matter” – as defined in Section 11.15(a).

“DOJ” – the Antitrust Division of the U.S. Department of Justice.

“DTPA” – as defined in Section 4.11.

“Effective Time” – July 1, 2019, at 12:01 a.m. local time at the location of the Assets.

“Employee Start Date” – the day after Closing.

“Encumbrance” – any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest, or other arrangement substantially equivalent thereto.

“Environmental Condition” – any event occurring or condition existing on the Execution Date with respect to the Units, Leases, Wells or Processing Plants that causes a Unit, Lease, Well or Processing Plant to be subject to remediation under, or in violation of, an Environmental Law, other than any such event or condition to the extent caused by or relating to NORM or that was disclosed to Buyer (or of which Buyer otherwise had Knowledge) prior to the Execution Date.

“Environmental Defect” – an Environmental Condition discovered by Buyer or its Representatives as a result of any environmental diligence conducted by or on behalf of Buyer pursuant to Section 11.09 of this Agreement.

“Environmental Defect Cure Period” – as defined in Section 11.11(a).

“Environmental Defect Notice” – as defined in Section 11.10.

“Environmental Defect Value” – with respect to each Environmental Defect, the amount of the Lowest Cost Response for such Environmental Defect.

“Environmental Law” – any applicable Legal Requirement in effect as of the Execution Date relating to pollution or the protection of the environment, including those Legal Requirements relating to the storage, handling, and use of Hazardous Materials and those Legal Requirements relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof.  The term “Environmental Law” does not include (a) good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Body or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Legal Requirement governing worker safety or workplace conditions.

“Environmental Liabilities” – all costs, Damages, expenses, liabilities, obligations, and other responsibilities arising from or under either Environmental Laws or Third Party claims relating to the environment, and which relate to the Assets or the ownership or operation of the same.

“Equity Interests” – one hundred percent (100%) of the issued and outstanding shares of equity interests of Mayzure.

“Equity Interests Assignment” – the Assignment from RUL to Buyer of the Equity Interests in substantially the form of Exhibit J.

“ERISA” – the Employee Retirement Security Act of 1974, as amended.

“ERISA Affiliate” – with respect to any entity, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such first entity, or that is a member of the same “controlled group” as such first entity pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” – as defined in Section 2.02.

“Escrow Agent” – Citibank, N.A.

“Escrow Agreement” – as defined in Section 2.02.

“Excluded Assets” –  with respect to Seller, (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) except to the extent related to any Assumed Liabilities, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets and attributable to any period of time prior to the Effective Time (other than the Suspense Funds and Specified Receivables); (c) except to the extent related to any Assumed Liabilities all claims and causes of action of Seller or its Affiliates that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) except to the extent related to any Assumed Liabilities subject to Section 11.14, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Body, or loss carry forwards or credits with respect to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes paid by Seller or its Affiliates, or (iii) any Taxes attributable to the Excluded Assets; (g) all information technology assets, other than the Production-Related IT Equipment; (h) all rights, benefits and releases of Seller or its Affiliates under or with respect to any Contract that are attributable to periods of time prior to Closing; (i) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (j) all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine; (k) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under existing written agreements; (l) all audit rights or obligations of Seller for which Seller bears responsibility arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (m) Seller’s reserve reports and Seller’s interpretations of any geophysical or other seismic and related technical data and information relating to the Assets; (n) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its Representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller or any of its Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement;

(o) a copy of all Records so long as originals or a copy thereof are delivered to Buyer; (p) any Contracts that constitute master services agreements or similar contracts; (q) any Hedge Contracts; (r) any debt instruments; (s) any of Seller’s assets other than the Assets; (t) any records or data related to Available Employees other than the data to be provided in the Available Employee List; and (u) any leases, rights and other assets specifically listed in Exhibit E.  To the extent any Excluded Assets are owned by Mayzure, then prior to Closing, RUL shall cause Mayzure to assign or distribute any such Excluded Assets to Seller or its Affiliates (other than Mayzure) or one or more Third Parties.

“Execution Date” – as defined in the preamble to this Agreement.

“Expert” – as defined in Section 11.15(b).

“Expert Decision” – as defined in Section 11.15(d).

“Expert Proceeding Notice” – as defined in Section 11.15(a).

“Fee Minerals” – as set forth in the definition of “Assets”.

“Final Amount” – as defined in Section 2.05(d).

“Final Settlement Date” – as defined in Section 2.05(d).

“Final Settlement Statement” – as defined in Section 2.05(d).

“FTC” – the Federal Trade Commission.

“Fundamental Representations” – those representations set forth in Sections 3.01, 3.02, 3.03, and 3.06.

“GAAP” – generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“Gathering System” – as set forth in the definition of “Assets”.

“Governmental Authorization” – any approval, consent, license, permit, registration, variance, exemption, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Group” – either Buyer Group or Seller Group, as applicable.

“Hazardous Materials” – any (a) chemical, constituent, material, pollutant, contaminant, substance, or waste that is regulated by any Governmental Body or may form the basis of liability under any Environmental Law; and (b) petroleum, Hydrocarbons, or petroleum products.

“Hedge Contract” – any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HSR Act” – the Hart-Scott-Rodino-Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” – oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Imbalances” – over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases, and imbalances under gathering or transportation agreements.

“Income Taxes” – income or franchise Taxes based upon, measured by, or calculated with respect to net income, profits, capital, or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license, or similar Taxes, if net income, profits, capital, or a similar measure is one of the bases on which such Tax is based, measured, or calculated), but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes.

“Individual Claim Threshold” – as defined in Section 10.05.

“Instruments of Conveyance” – the Assignment, Equity Interest Assignment and Deed.  Except for the special warranty of Defensible Title by, through and under Seller contained therein, the foregoing Instruments of Conveyance shall be without warranty of title, whether express, implied, statutory, or otherwise, it being understood that Buyer shall have the right to conduct pre-Closing title due diligence as described below in Article 11, and that the rights and remedies set forth in Article 11 shall be Buyer’s sole rights and remedies with respect to title.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, without any duty of inquiry.  A Seller Party will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: David B. Rottino, President and Chief Executive Officer, Daniel Furbee, Executive Vice President and Chief

Operating Officer, James G. Frew, Executive Vice President and Chief Financial Officer, Darren Schluter, Executive Vice President, Administration, Finance and Chief Accounting Officer, and Allen Rambar, Vice President, Operations.  Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: Todd Flott, Managing Director, Jon Piot, Managing Director, John Baschab, Managing Director, Juan Nevarez, Senior Vice President, Business Development, Kevin Rathke, Vice President, Operations, and Mike Mercer, Vice President, Operations.

“Jayhawk Plant” - as set forth in the definition of “Assets”.

“Lands” – as set forth in the definition of “Assets”.

“Leases” – as set forth in the definition of “Assets”.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, or multinational law, Order, constitution, ordinance, or rule, including rules of common law, regulation, statute, treaty, or other legally enforceable directive or requirement.

“Lowest Cost Response” – the response required or allowed under Environmental Laws in effect on the date this Agreement is executed that addresses and resolves in compliance with Environmental Laws (for current and future use in the same manner as currently used) the identified Environmental Condition in the most cost-effective manner (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM.

“Material Adverse Effect” – any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of the Assets, taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include material adverse effects resulting from (i) entering into this Agreement or the announcement of the Contemplated Transactions; (ii) changes in Hydrocarbon prices; (iii) any action or omission of Seller taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (iv) any effect resulting from general changes in industry, economic or political conditions in the United States; (v) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (vi) acts or failures to act of any Governmental Body (including any new regulations related to the upstream industry), except to the extent arising from Seller’s action or inaction; (vii) acts of God, including hurricanes and storms; (viii) any reclassification or recalculation of reserves in the ordinary course of business; (ix) natural declines in well performance; (x) general changes in Legal Requirements, in regulatory policies, or in GAAP; (xi) changes in the stock price of Buyer; (xii) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; or (xiii)

matters as to which an adjustment is provided for under Section 2.05(c) or Seller has indemnified Buyer hereunder.

“Material Contracts” – as defined in Section 3.10.

“Mayzure” – as defined in the recitals.

“MMMF” – asbestos and other man-made material fibers.

“Net Revenue Interest” – with respect to any Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well (in each case, limited to the applicable currently producing formation as described in the definition of “Defensible Title” and subject to any reservations, limitations or depth restrictions described in Schedule 2.07 or Exhibit B, after satisfaction of all other Royalties).

“Non-Operated Assets” – Assets operated by any Person other than Seller or its Affiliates.

“NORM” – naturally occurring radioactive material.

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and resolutions of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership; and (d) any amendment to any of the foregoing.

“Outside Date” – as defined in Section 9.01(d).

“Party” or “Parties” – as defined in the preamble to this Agreement.

“Permits” – all environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, orders, authorizations, franchises and related instruments or rights solely relating to the ownership, operation or use of the Assets.

“Permitted Encumbrance” – any of the following:

(a)the terms and conditions of all Leases and Contracts if the net cumulative effect of such Leases and Contracts does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) operate to reduce the Net Revenue Interest of Seller with respect to the currently producing formation of any Well to an amount less than the Net Revenue Interest set forth in Schedule 2.07, or (iii) obligate Seller to bear a Working Interest with respect to the currently producing formation of any Well in any amount greater than the Working Interest set forth in Schedule 2.07 (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Schedule 2.07 in the same or greater proportion as any increase in such Working Interest);

(b)any Preferential Purchase Rights, Consents and similar agreements;

(c)excepting circumstances where such rights have already been triggered prior to the Effective Time, rights of reassignment arising upon final intention to abandon or release the Assets;

(d)liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(e)all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the conveyance of the Leases, if the same are customarily sought and received after the Closing;

(f)Encumbrances or defects that Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement or Title Defects that were not properly asserted by Buyer prior to the Defect Notice Date;

(g)all Legal Requirements and all rights reserved to or vested in any Governmental Body (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Body with respect to any right, power, franchise, grant, license or permit;

(h)rights of a common owner of any interest currently held by Seller and such common owner as tenants in common or through common ownership to the extent that the same does not materially impair the use or operation of the Assets as currently used and operated;

(i)easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used;

(j)vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(k)Encumbrances created under Leases or any joint operating agreements applicable to the Assets or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(l)with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Body to reflect Seller as the owner of any Assets;

(m)any Encumbrance affecting the Assets that is discharged by Seller or waived (or deemed to be waived) by Buyer pursuant to the terms of this Agreement at or prior to Closing;

(n)the Assumed Litigation;

(o)defects based solely on assertions that Seller’s files lack information (including title opinions);

(p)lessor’s royalties, overriding royalties, production payments, net profits interests, reversionary interests, and similar burdens if the net cumulative effect of such burdens (i) does not materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) operate to reduce the Net Revenue Interest of Seller with respect to the currently producing formation of any Well to an amount less than the Net Revenue Interest set forth in Schedule 2.07, or (iii) obligate Seller to bear a Working Interest with respect to the producing formation of any Well in any amount greater than the Working Interest set forth in Schedule 2.07 (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Schedule 2.07 in the same or greater proportion as any increase in such Working Interest);

(q)defects or irregularities of title (i) as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against Seller’s title; (ii) arising out of lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment, or approval of any instrument in Seller’s chain of title absent reasonable evidence of an actual claim of superior title from a Third Party attributable to such matter; (iii) consisting of the failure to recite marital status or omissions of heirship proceedings in documents; (iv) resulting from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (v) resulting from failure to record releases of liens, production payments, or mortgages that have expired by their own terms or the enforcement of which are barred by the applicable statute(s) of limitations or prescription; (vi) arising out of lack of entity authorization unless Buyer provides affirmative evidence that such entity action was not authorized and results in another Person’s actual and superior claim of title; (vii) resulting from or related to probate proceedings or the lack thereof that have been outstanding for five (5) years or more; (viii) resulting from unreleased instruments (including leases covering Hydrocarbons), absent specific evidence that such instruments continue in force and effect and constitute a superior claim of title with respect to the Leases or Wells; (ix) based on a gap in Seller’s chain of title to any Well or Lease (A) so long as such gap does not provide a Third Party with a superior claim or (B) unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain; (x) consisting of the lack of a lease amendment or consent authorizing pooling or unitization, or (xi) that have been cured by prescription or limitations;

(r)Imbalances;

(s)plugging and surface restoration obligations related directly to the Assets, but only to the extent such obligations do not interfere in any material respect with the use or operation of any Assets (as currently used or operated);

(t)calls on Hydrocarbon production under existing Contracts;

(u)any matters referenced or set forth on Exhibit A, Exhibit B, or Schedule 2.07;

(v)mortgages on the lessor’s interest under a Lease, whether or not subordinate to such Lease, that have expired on their own terms or the enforcement of which are barred by applicable statute(s) of limitations or prescription; and

(w)any maintenance of uniform interest provision in an operating agreement if waived with respect to the Contemplated Transactions by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the sale of the affected Asset from Seller to Buyer.

“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Personal Property” – as set forth in the definition of “Assets”.

“Phase I Environmental Site Assessment” – a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13) or any other visual site assessment or review of records, reports or documents.

“Post-Closing Date” – as defined in Section 2.05(d).

“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Asset or the Equity Interests or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Preliminary Amount” – the Purchase Price, adjusted as provided in Section 2.05(b), based upon the best information available at the time of the Closing.

“Preliminary Settlement Statement” – as defined in Section 2.03.

“Proceeding” – any proceeding, action, arbitration, audit, hearing, investigation, request for information, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Processing Plant” - as set forth in the definition of “Assets”.

“Production-Related IT Equipment” – as set forth in the definition of “Assets”.

“Property” or “Properties” – as set forth in the definition of “Assets”.

“Property Costs” – all operating expenses (including utilities, payroll, costs of insurance, rentals, title examination and curative actions, and overhead costs), capital expenditures (including rentals, options and other lease maintenance payments, broker fees (but expressly excluding any broker fees owed by Seller Group related to the transaction contemplated by this Agreement) and other property acquisition costs and costs of acquiring equipment), and Asset Taxes, respectively, incurred in the ordinary course of business attributable to the use, operation, and ownership of the Assets, but excluding Damages attributable to (a) personal injury or death, property damage, torts, breach of contract, or violation of any Legal Requirement, (b) Environmental Liabilities, (c) obligations with respect to Imbalances, (d) obligations to pay Royalties or other interest owners revenues or proceeds relating to the Assets but held in suspense, and (e) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (e), whether such claims are made pursuant to contract or otherwise.

“Purchase Price” – as defined in Section 2.02.

“Records” – as set forth in the definition of “Assets”.

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Consent” – any Consent with respect to which (a) there is a provision within the applicable instrument that such Consent may be withheld in the sole and absolute discretion of the holder, or (b) there is a provision within the applicable instrument expressly stating that an assignment in violation thereof (i) is void or voidable, (ii) triggers the payment of specified liquidated damages, or (iii) causes termination of the applicable Assets to be assigned.  For the avoidance of doubt, “Required Consent” does not include any Consent, which, by its terms, cannot be unreasonably withheld.

“Retained Assets” – any rights, titles, interests, assets, and properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after the Closing.

“Retained Liabilities” – Damages, liabilities and obligations arising out of (a) the disposal or transportation prior to Closing of any Hazardous Materials generated or used by Seller and taken from the Assets to any location that is not an Asset; (b) personal injury (including death) claims attributable to Seller’s or its Affiliate’s operation of the Assets prior to Closing; (c) failure to properly and timely pay, in accordance with the terms of any Lease, Contract or applicable Legal Requirement, all Royalties and any other Working Interest amounts (in each case) with respect to the Assets that are due by Seller or any of its Affiliates and attributable to Seller’s ownership of the Assets prior to the Effective Time; (d) the Retained Litigation; (e) any claim made by an employee of Seller or any Affiliate of Seller directly relating to such employment; and (f) disposal wells plugged prior to the Effective Time; provided that, from and after the date that is twenty-four (24) months following the Closing Date, all Damages, liabilities and obligations arising out of clauses (a), (b) and (c) shall no longer be Retained Liabilities and shall be deemed Assumed Liabilities.

“Retained Litigation” – the litigation set forth in Schedule 3.05 Part B.

“Royalties” – royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production.

“Satanta Plant” - as set forth in the definition of “Assets”.

“Seller” – as defined in the preamble to this Agreement.

“Seller Benefit Plans” – as defined in Section 3.17(a).

“Seller Closing Documents” – as defined in Section 3.02(a).

“Seller Group” – Seller and its Affiliates (other than Mayzure), and their respective Representatives.

“Seller Party” – each of RUL and ROL, individually.

“Specified Receivables” – accounts receivable owed to Seller as operator of any Wells to satisfy previous overpayments by Seller to Third Parties, and the right to recoup same out of proceeds of production in respect of such Wells.

“Straddle Period” – any tax period beginning before and ending after the Effective Time.

“Suspense Funds” – proceeds of production and associated penalties and interest in respect of any of the Wells that are payable to any Third Party and are being held in suspense by Seller as the operator of such Wells.

“Tax” or “Taxes” – (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, assessments, and other governmental charges imposed by any Governmental Body, including income, profits, franchise, alternative or add-on minimum, gross receipts, environmental (including taxes under Section 59A of the Code), registration, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production and excise taxes, and customs duties, together with any interest, penalties, fines or additions thereto and (b) any successor or transferee liability in respect of any items described in clause (a) above.

“Tax Allocation” – as defined in Section 2.07.

“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Third Party” – any Person other than a Party or an Affiliate of a Party.

“Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to a Party or any of its officers, directors, or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Title Benefit” – as defined in Section 11.08.

“Title Benefit Notice” – as defined in Section 11.08.

“Title Benefit Properties” – as defined in Section 11.08.

“Title Benefit Value” – as defined in Section 11.08.

“Title Defect” – any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to any of the Well or Processing Plants, without duplication; provided that the following shall not be considered Title Defects:

(a)defects arising out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Assets;

(b)defects based on a gap in Seller’s chain of title in the county or parish records, unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents (if any) shall be included in a Title Defect Notice (for the avoidance of doubt, a non-certified, cursory or limited title chain will satisfy this requirement);

(c)defects based upon the failure to record any federal or state Leases or any assignments of interests in such Leases in any applicable public records;

(d)any Encumbrance or loss of title resulting from Seller’s conduct of business between the Effective Time and the Closing that is permitted by this Agreement;

(e)defects arising from any change in applicable Legal Requirement after the Execution Date;

(f)defects arising from any prior oil and gas lease taken more than ten (10) years prior to the Effective Time relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that a Third Party has conducted operations on, or asserted ownership of, the Assets in the past five (5) years;

(g)defects that affect only which non-Seller Person has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment;

(h)defects based solely on the lack of information in Seller’s files;

(i)defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor unless a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Lease applicable to such Asset;

(i)defects based on the Assets being held of record in the name Linn Energy Holdings, LLC or Linn Operating, LLC; and

(j)defects or irregularities that would customarily be waived by a reasonably prudent owner or operator of oil and gas properties in the same geographic area where the Assets are located.

“Title Defect Cure Period” – as defined in Section 11.06(a).

“Title Defect Notice” – as defined in Section 11.04.

“Title Defect Property” – as defined in Section 11.04.

“Title Defect Value” – as defined in Section 11.04.

“Transfer Tax” – all transfer, documentary, sales, use, stamp, registration and similar Taxes (but excluding Income Taxes) and fees arising out of, or in connection with, the transfer of the Assets or the Equity Interests.

“Wells” – as set forth in the definition of “Assets”.

“Working Interest” – with respect to any Well, the interest in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well (in each case, limited to the applicable currently producing formation as described in the definition of “Defensible Title” and subject to any reservations, limitations or depth restrictions described in Exhibit B or Schedule 2.07), but without regard to the effect of any Royalties or other burdens.

ARTICLE 2

SALE AND TRANSFER OF ASSETS; CLOSING

2.01Assets.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer (or shall cause to be sold and transferred) the Assets and the Equity Interests to Buyer, and Buyer shall purchase, pay for, and accept the Assets and the Equity Interests from Seller.

2.02Purchase Price; Deposit.  Subject to any adjustments that may be made under Section 2.05, the purchase price for the Assets and the Equity Interests will be Two Hundred Ninety-Five Million Dollars $295,000,000 (the “Purchase Price”).  Within two (2) Business Days after the execution of this Agreement, Buyer will deposit by wire transfer in same day funds into an escrow account (the “Escrow Account”) established pursuant to the terms of a mutually agreeable Escrow Agreement (the “Escrow Agreement”) an amount equal to the Deposit Amount.  The entire Deposit Amount shall be held by the Escrow Agent, and if the Closing timely occurs, on or before the Closing Date, the Parties shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller at Closing, which Deposit Amount shall be applied as a credit toward the Preliminary Amount as provided in Section 2.05(a).  If this Agreement is terminated prior to the Closing in accordance with Section 9.01, then the provisions of Section 9.01(h) shall apply and the distribution of the Deposit Amount shall be governed in accordance therewith.

2.03Closing; Preliminary Settlement Statement.  The Closing shall take place at the offices of Seller at 600 Travis Street, Suite 1700, Houston, Texas 77002 on or before October 31, 2019, or if all conditions to Closing under Article 7 and Article 8 have not yet been satisfied or waived, within ten (10) Business Days, after such conditions have been satisfied or waived, subject to the provisions of Article 9 (the “Closing Date”).  Subject to the provisions of Articles 7, 8, and 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.03 shall not, in and of itself, result in the termination of this Agreement and shall not relieve either Party of any obligation under this Agreement.  Not later than five (5) Business Days prior to the Closing Date, Seller will deliver to Buyer a statement setting forth in reasonable detail Seller’s reasonable determination of the Preliminary Amount based upon the best information available at that time (the “Preliminary Settlement Statement”).  As part of the Preliminary Settlement Statement, Buyer shall provide to Seller such data as is reasonably necessary to support any estimated allocation, for purposes of establishing the Preliminary Amount.  Within two (2) Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Seller in writing any objections or proposed changes thereto and Seller shall consider all such objections and proposed changes in good faith.  The estimate agreed to by Seller and Buyer, or, absent such agreement, delivered in the Preliminary Settlement Statement by Seller in accordance with this Section 2.03, will be the Preliminary Amount to be paid by Buyer to Seller at the Closing.

2.04Closing Obligations.  At the Closing:

(a)	Each Seller Party shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate), to Buyer:
(i)	the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located;
(ii)

possession of the Assets (except the Specified Receivables and the Suspense Funds, which shall be conveyed to Buyer by way of one or more adjustments to the Purchase Price as provided in Section 2.05(c)(i)(F) and Section 2.05(c)(ii)(E));

(iii)	possession of the Assets;
(iv)

a certificate, in substantially the form set forth in Exhibit G executed by an officer of such Seller Party, certifying on behalf of such Seller Party that the conditions to Closing set forth in Sections 7.01 and 7.02 have been fulfilled;

(v)	a Treasury Regulation Section 1.1445-2(b)(2) statement, certifying that such Seller Party is not a “foreign person” within the meaning of the Code;

(vi)	an executed counterpart of the Preliminary Settlement Statement;
(vii)	for each Well operated by such Seller Party or its Affiliate on the Closing Date, such regulatory documentation on forms prepared by Buyer as is necessary to designate Buyer as operator of such Wells;
(viii)

a recordable release in a form reasonably acceptable to Buyer of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money made by such Seller Party or its Affiliates (other than Mayzure) affecting the Assets, other than mortgages from Seller in favor of Mayzure; and

(ix)

such documents as Buyer or counsel for Buyer may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Buyer and reasonably satisfactory to Seller).

(b)	Buyer shall deliver (and execute, as appropriate) to Seller:
(i)

the Preliminary Amount (less the Deposit Amount) by wire transfer to the accounts specified by Seller in written notices given by Seller to Buyer at least two (2) Business Days prior to the Closing Date;

(ii)	the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located;
(iii)

a certificate, in substantially the form set forth in Exhibit G executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Sections 8.01 and 8.02 have been fulfilled;

(iv)	an executed counterpart of the Preliminary Settlement Statement;
(v)	for each Well operated by any Seller Party or its Affiliate on the Closing Date, such regulatory documentation as is necessary to designate Buyer as operator of such Wells and the other Assets;
(vi)

evidence of replacement bonds, guarantees, and other sureties pursuant to Section 6.03(a) and evidence of such other authorizations and qualifications as may be necessary for Buyer to own and operate the Assets; and

(vii)

such other documents as Seller or counsel for Seller may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Buyer and reasonably satisfactory to Seller).

2.05Allocations and Adjustments.  If the Closing occurs:

(a)	Buyer shall be entitled to all production and products from or attributable to the Assets from and after the Effective Time and the proceeds thereof, and to all other income,

proceeds, receipts, and credits earned with respect to the Assets on or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred from and after the Effective Time.  Seller shall be entitled to all production and products from or attributable to the Assets prior to the Effective Time and the proceeds thereof, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred prior to the Effective Time.  “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards.

(b)

Without limiting the allocation of costs and receipts set forth in Section 2.05(a), (i) for each Well or Unit operated by Seller or its Affiliate, (A) Seller or its Affiliate shall retain overhead charges and rates received in its capacity as “Operator” under any operating agreement or COPAS accounting procedure attributable to such Well or Unit; provided that Seller and its Affiliates shall not retain payments related to Seller’s overhead and operation of the Gathering System except as a reimbursement of Property Costs, (thereby reducing the upward adjustment of the Purchase Price pursuant to Section 2.05(c)(i)(C)), and (B) Seller or its Affiliate shall be entitled to deduct and retain as overhead charges for Seller’s operation of the Assets an amount equal $$275,000 per month.  The charges and deductions under this Section 2.05(b) shall accrue from the Effective Time through the month in which the physical transfer of operations occurs (as distinguished from the later regulatory approval of such transfer); provided however, that the overhead charges for the month in which the physical transfer of operations (as opposed to regulatory approval of the transfer of operations) occurs shall be prorated based upon the number of days in such month prior to such transfer of operations.  For purposes of allocating revenues, production, proceeds, income, accounts receivable, and products under this Section 2.05, (A) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run, and (B) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported.  In order to accomplish the foregoing allocation of production, the Parties shall rely upon the gauging, metering, and strapping procedures, if any, conducted by Seller on or about the Effective Time and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time.  Asset Taxes for 2019 shall be prorated in accordance with Section 13.02(b).

(c)	The Purchase Price shall be, without duplication,
(i)	increased by the following amounts:
(A)

the aggregate amount of (i) proceeds received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Time to which Seller is entitled under Section 2.05(a) (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs) and (ii) other proceeds received with respect to the Assets for which Seller would otherwise be entitled under Section 2.05(a);
(B)	the amount of all Asset Taxes allocable to Buyer pursuant to Section 13.02(b) but paid or economically borne by Seller;
(C)

the aggregate amount of all non-reimbursed Property Costs (other than Asset Taxes) that have been paid by Seller that are attributable to the ownership and operation of the Assets after the Effective Time (including prepayments with respect to any period after the Effective Time);

(D)	the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties;
(E)

to the extent that proceeds for such volumes have not been received by Seller, an amount equal to the value of all Hydrocarbons attributable to the Wells in storage facilities, stock tanks, pipelines or plants (including inventory) as of the Effective Time;

(F)	the amount of all Specified Receivables attributable to any period prior to the Effective Time;
(G)

if applicable, the amount, if any, of Imbalances in favor of Seller, multiplied by $2.00 per Mcf, or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Seller as of the Effective Time; and

(ii)	decreased by the following amounts:
(A)

the aggregate amount of (i) proceeds received by Seller from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time to which Buyer is entitled under Section 2.05(a) (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs) and (ii) other proceeds received by Seller with respect to the Assets for which Buyer would otherwise be entitled under Section 2.05(a);

(B)	the amount of all Asset Taxes allocable to Seller pursuant to Section 13.02(b) but paid or economically borne by Buyer;
(C)	the aggregate amount of all downward adjustments pursuant to Article 11;
(D)

the aggregate amount of all non-reimbursed Property Costs (other than Asset Taxes) that are attributable to the ownership or operation of the Assets prior to the Effective Time (excluding prepayments with respect to any period after the Effective Time) and paid by Buyer;

(E)	the amount of the Suspense Funds;

(F)	the amount of any other downward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties; and
(G)

if applicable, the amount, if any, of Imbalances owing by Seller, multiplied by $2.00 per Mcf, or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Seller as of the Effective Time.

(d)

As soon as practicable after the Closing, but no later than one hundred twenty (120) days following the Closing Date, Seller shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price.  On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and an explanation of any such changes and the reasons therefor together with any supporting information (the “Dispute Notice”).  During such thirty (30)-day period, Buyer shall be given reasonable access to Seller’s books and records relating to the matters required to be accounted for in the Final Settlement Statement.  Any changes not included in the Dispute Notice shall be deemed waived.  If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties.  Upon delivery of the Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified therein by the date that is one hundred eighty (180) days after the Closing Date (the “Post-Closing Date”).  Except for Title Defect and Environmental Defect adjustments pursuant to Section 2.05(c)(ii)(C), which shall be subject to the arbitration provisions of Section 11.15, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties shall submit to a nationally recognized independent accounting firm mutually agreed upon by the Parties (the “Accounting Expert”) a written notice of such dispute along with reasonable supporting detail for the position of Buyer and Seller, respectively, and the Accounting Expert shall finally determine such disputed item in accordance with the terms of this Agreement.  The Accounting Expert shall act as an expert and not an arbitrator.  In determining the proper amount of any adjustment to the Purchase Price related to the disputed item, the Accounting Expert shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable.  The decision of such Accounting Expert shall be binding on the Parties, and the fees and expenses of such Accounting Expert shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer.  The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to (or deemed agreed to) or fully and finally determined by the Accounting Expert as set forth in this Section 2.05(d) shall be called the “Final Settlement Date,” and the final adjusted Purchase Price shall be called the “Final Amount.”  If (a) the Final Amount is more than the Preliminary Amount, Buyer shall pay to Seller an amount equal to the Final Amount, minus the Preliminary Amount; or (b) the Final Amount is less than the Preliminary Amount, Seller shall pay to Buyer an amount equal to the Preliminary Amount, minus the Final Amount.  Such payment shall be made within five (5) Business

Days after the Final Settlement Date by wire transfer of immediately available funds to the accounts specified pursuant to wire instructions delivered in advance by Seller or Buyer, as applicable.

2.06Assumption.  If the Closing occurs, from and after the Closing Date, Buyer shall assume, fulfill, perform, pay, and discharge the following liabilities arising from, based upon, related to, or associated with the Assets and the Equity Interests and only to the extent not constituting Retained Liabilities (collectively, the “Assumed Liabilities”) subject to Seller’s indemnity obligations under Section 10.02 (further subject to the limitations and restrictions in Article 10): any and all Damages and obligations, known or unknown, allocable to the Assets and the Equity Interests prior to, at, or after the Effective Time, including any and all Damages and obligations: (a) attributable to or resulting from the use, maintenance, ownership, or operation of the Assets, regardless whether arising before, at or after the Effective Time, except for Property Costs which shall have been accounted for as provided under Section 2.05; (b) imposed by any Legal Requirement or Governmental Body relating to the Assets and the Equity Interests; (c) for plugging, abandonment, decommissioning, and surface restoration of the Assets, including oil, gas, injection, water, or other wells and all surface facilities; (d) subject to Buyer’s rights and remedies set forth in Article 11 and the special warranty of Defensible Title set forth in the Instruments of Conveyance, attributable to or resulting from lack of Defensible Title to the Assets; (e) attributable to the Suspense Funds, to the extent actually received by Buyer (or for which a reduction to the Purchase Price was made); (f) attributable to the Imbalances; (g) subject to Buyer’s rights and remedies set forth in Article 11, attributable to or resulting from all Environmental Liabilities relating to the Assets; (h) related to the conveyance of the Assets or the Equity Interests to Buyer at Closing (including arising from the conveyance thereof without consent or in violation of a preferential purchase right or any maintenance of uniform interest provision); (i) attributable to or resulting from Asset Taxes and assessments attributable to the Assets to the extent attributable to periods (or portions thereof) from and after the Effective Time; (j) attributable to or resulting from Transfer Taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, if any, imposed or required in connection with the sale of the Assets or Equity Interests to Buyer or the filing or recording of all assignments related to the sale of the Assets to Buyer; (k) attributable to the Leases and the Applicable Contracts; (l) attributable to the Assumed Litigation.  Buyer acknowledges that: (i) the Assets have been used in connection with the exploration for, and the development, production, treatment, and transportation of, Hydrocarbons; (ii) spills of wastes, Hydrocarbons, produced water, Hazardous Materials, and other materials and substances may have occurred in the past or in connection with the Assets; (iii) there is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines, and other equipment on or underneath the property underlying the Assets; (iv) it is the intent of the Parties that all liability associated with the above matters as well as any responsibility and liability to decommission, plug, or replug such wells (including the Wells) in accordance with all Legal Requirements and requirements of Governmental Bodies be passed to Buyer effective as of the Effective Time and that Buyer shall assume all responsibility and liability for such matters and all claims and demands related thereto; (v) the Assets may contain asbestos, Hazardous Materials, or NORM; (vi) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms; (vii) wells, materials, and equipment located on the Assets may contain NORM; and (viii) special procedures may be required for remediating, removing, transporting, and disposing of asbestos, NORM, Hazardous Materials, and other materials from the Assets.  From and after the Closing, but effective as of the Effective Time, subject to Seller’s indemnity obligations under Section 10.02 (subject to the limitations and restrictions in Article 10), Buyer shall assume, with respect to the Assets, all responsibility and liability for any assessment, remediation, removal, transportation, and disposal of these materials and associated activities in accordance with all Legal Requirements and requirements of Governmental Bodies.

2.07Allocation of Purchase Price.  The Purchase Price shall be allocated among the Assets as set forth in Schedule 2.07  hereto.  Seller and Buyer agree to be bound by the Allocated Values set forth in Schedule 2.07 for purposes of Article 11 hereof.  Seller and Buyer further agree that for the purpose of making the requisite filings under Section 1060 of the Code, and the regulations thereunder, the Purchase Price and any liabilities assumed by Buyer under this Agreement that are treated as consideration for Tax purposes shall be allocated among the Assets in a manner consistent with the Allocated Values, as set forth on Schedule 2.07 (the “Tax Allocation”).  Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state, and local income and other Tax consequences of the Contemplated Transactions, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as promptly as possible following the Closing Date and in a manner consistent with the Tax Allocation as revised to take into account subsequent adjustments to the Purchase Price, including any adjustments pursuant to the Agreement to determine the Final Amount, and shall not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise, unless required to do so by any Legal Requirement after notice to and discussions with the other Party, or with such other Party’s prior consent.

article 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller Party represents and warrants to Buyer as of the Execution Date and the Closing Date, the following:

3.01Organization and Good Standing.  Such Seller Party and Mayzure are each a Delaware limited liability company, and are duly organized, validly existing, and in good standing under the laws of the State of Delaware and, where required, are duly qualified to do business and is in good standing in each jurisdiction in which the Assets (or, in the case of Mayzure, any of its assets) are located, with full limited liability company power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.  Such Seller Party is not a “foreign person” for purposes of Section 1445 of the Code.

3.02Authority; No Conflict.

(a)

The execution, delivery, and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company action on the part of such Seller Party.  This Agreement has been duly executed and delivered by such Seller Party and at the Closing, all instruments executed and delivered by such Seller Party at or in connection with the Closing shall have been duly executed and delivered by such Seller Party.  This Agreement constitutes the legal, valid, and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).  Upon execution and delivery by such Seller Party of the Instruments of Conveyance at the Closing, such Instruments of Conveyance shall constitute legal, valid and binding transfers and conveyances of the Assets.  Upon the execution and delivery by such Seller Party of any other documents at the Closing (collectively with the Instruments of Conveyance, such Seller Party’s “Seller Closing Documents”), such Seller Closing Documents shall constitute the legal, valid, and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(b)

Except as set forth in Schedule 3.02(b), and assuming the receipt of all Consents and the waiver of all Preferential Purchase Rights (in each case) applicable to the Contemplated Transactions, and assuming compliance with the HSR Act, neither the execution and delivery of this Agreement by such Seller Party nor the consummation or performance of any of the Contemplated Transactions by such Seller Party shall, directly or indirectly (with or without notice or lapse of time):

(i)

contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of such Seller Party or Mayzure, or (B) any resolution adopted by the board of directors, managers or officers of such Seller Party or Mayzure;

(ii)

contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any Contract or agreement or any Legal Requirement or Order to which such Seller Party, or any of the Assets, may be subject;

(iii)

contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that relates to the Assets; or

(iv)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except for Permitted Encumbrances.

3.03Bankruptcy.  Except for claims or matters related to the bankruptcy case of Linn Energy, LLC and its subsidiaries commenced on May 11, 2016 and concluded on February 28, 2017, for which the United States Bankruptcy Court for the Southern District of Texas retains jurisdiction, there are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by such Seller Party or, to such Seller Party’s Knowledge, Threatened against such Seller Party.

3.04Taxes.

(a)

All material Tax Returns required to be filed by such Seller Party with respect to Asset Taxes have been timely filed and all such Tax Returns are correct and complete in all material respects.  All material Asset Taxes required to be paid by such Seller Party with respect to the Assets that are or have become due have been timely paid in full, and such Seller Party is not delinquent in the payment of any such Asset Taxes.  There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes relating to the Assets.  There are no administrative or judicial proceedings by any taxing authority pending against Seller relating to or in connection with a material amount of Asset Taxes relating to the Assets.  All Tax withholding and deposit requirements imposed by applicable Legal Requirements with respect to any of the Assets have been satisfied in all material respects.  Except as disclosed on Schedule 3.04, no Asset is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.  Notwithstanding anything in this Agreement to the contrary, this Section 3.04(a) contains all of the representations and warranties with respect to the Assets regarding Taxes.

(b)

All material Tax Returns required to be filed by Mayzure with respect to Asset Taxes attributable to the assets of Mayzure have been timely filed and all such Tax Returns are correct and complete in all material respects.  All material Asset Taxes attributable to the assets of Mayzure required to be paid by Mayzure that are or have become due have been timely paid in full, and Mayzure is not delinquent in the payment of any such Asset Taxes.  There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes attributable to the assets of Mayzure.  There are no administrative or judicial Proceedings by any taxing authority pending against Mayzure relating to or in connection with a material amount of Asset Taxes attributable to the assets of Mayzure.  All Tax withholding and deposit requirements imposed by applicable Legal Requirements with respect to any of the assets of Mayzure have been satisfied in all material respects.  Except as disclosed on Schedule 3.04, Mayzure is classified as an entity that is disregarded as separate from its owner for U.S. federal (and applicable state and local) Income Tax purposes, and no asset of Mayzure is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.  Notwithstanding anything in this Agreement to the contrary, this Section 3.04(b) contains all of the representations and warranties with respect to Mayzure regarding Taxes.

3.05Legal Proceedings.  Other than the Assumed Litigation and Retained Litigation, such Seller Party has not been served with any Proceeding, and, to such Seller Party’s Knowledge, there is no pending or Threatened Proceeding (except for immaterial or frivolous claims) against such Seller Party or any of its Affiliates, in each case, that (a) relates to such Seller Party’s ownership or operation of any of the Assets or the Equity Interests, or (b) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

3.06Brokers.  Neither such Seller Party nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are and will remain the sole responsibility of such Seller Party and its Affiliates.

3.07Compliance with Legal Requirements.  To such Seller Party’s Knowledge, except as set forth in Schedule 3.07 or where lack of compliance would not have a Material Adverse Effect, there is no uncured violation by such Seller Party of any Legal Requirements (other than Environmental Laws) with respect to such Seller Party’s ownership and operation of the Assets or the Equity Interests.

3.08Prepayments.  Except for any Imbalances, such Seller Party has not received payment under any Contract for the sale of Hydrocarbons produced from the Assets which requires delivery in the future to any party of Hydrocarbons previously paid for and not yet delivered.

3.09Imbalances. To such Seller Party’s Knowledge, except as set forth in Schedule 3.09, there are no Imbalances with respect to such Seller Party’s obligations relating to the Wells as of the Effective Time.

3.10Material Contracts.  To such Seller Party’s Knowledge, Schedule 3.10 sets forth all Applicable Contracts with respect to such Seller Party of the type described below as of the Execution Date (collectively, the “Material Contracts”):

(a)

any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, or similar Applicable Contract that is not terminable without penalty on ninety (90) days’ or less notice;

(b)

any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, or similar Applicable Contract in connection with the Processing Plants, each of which has been previously provided to Buyer and listed on Schedule 3.10;

(c)

any Applicable Contract that can reasonably be expected to result in aggregate payments by such Seller Party of more than Two Hundred Thousand Dollars ($200,000) net to such Seller Party’s interest during the current or any subsequent fiscal year or more than Five Hundred Thousand ($500,000) in the aggregate net to such Seller Party’s interest over the term of such Applicable Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);

(d)	any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract; and
(e)

any Applicable Contract that constitutes a partnership agreement, joint venture agreement, area of mutual interest agreement, joint development agreement, joint operating agreement, farmin or farmout agreement or similar Contract where the primary obligation has not been completed prior to the Effective Time (in each case, excluding any tax partnership).

Neither such Seller Party, nor to the Knowledge of such Seller Party, any other party is in default under any Material Contract, except as set forth in Schedule 3.10.  Except as set forth in Schedule 3.10, there are no Contracts with Affiliates of such Seller Party that will be binding on the Assets after Closing.

3.11Consents and Preferential Purchase Rights.  To such Seller Party’s Knowledge, except as set forth in Schedule 3.11, none of the Assets or the Equity Interests is subject to any Preferential Purchase Rights or Consents required to be obtained by such Seller Party which may be applicable to the Contemplated Transactions, except for (a) Consents and approvals of Governmental Bodies that are customarily obtained after Closing, (b) Contracts that are terminable upon not greater than ninety (90) days’ notice without payment of any fee, and (c) compliance with the HSR Act.

3.12Permits.  To such Seller Party’s Knowledge, except as set forth in Schedule 3.12, (a) with respect to Assets currently operated by such Seller Party or any of its Affiliates, such Seller Party or its Affiliate (as applicable) has acquired all Permits from appropriate Governmental Bodies to conduct operations on such Assets in material compliance with all applicable Legal Requirements; (b) all such Permits are in full force and effect and no Proceeding is pending or Threatened to suspend, revoke or terminate any such Permit or declare any such Permit invalid; and (c) such Seller Party is in compliance in all material respects with all such Permits.

3.13Current Commitments.  Schedule 3.13 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than Two Hundred Thousand Dollars ($200,000) (net to such Seller Party’s interest) (the “AFEs”) relating to the Assets to drill or rework any Wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

3.14Plant Personal Property Condition.  With respect to Personal Property used in connection with the Processing Plants, the Personal Property is sufficient and in satisfactory working condition in order to allow the operations of the plant to continue in a manner that is materially consistent with practices during the ninety (90) day period before the Execution Date at the Processing Plants, and no Personal Property has been, or will be, removed from the Processing Plants between the Effective Time and Closing.

3.15Environmental Laws.  Except as disclosed on Schedule 3.15, (a) there are no actions, suits or proceedings pending, or to such Seller Party’s Knowledge, threatened in writing, before any Governmental Body with respect to the Assets alleging material violations of, or material liabilities under, Environmental Laws, or claiming remediation obligations, and (b) such Seller Party has received no notice from any Governmental Body of any alleged or actual material violation or non-compliance with, or material liability under, any Environmental Law or of material non-compliance with the terms or conditions of any environmental permits, arising from, based upon, associated with or related to the Assets or the ownership or operation of any thereof.

3.16Wells.  Except as disclosed on Schedule 3.16 (a) no Well is subject to material penalties on allowable production after the Effective Time because of any overproduction, and (b) there are no Wells that such Seller Party is obligated by applicable Legal Requirement or contract to plug or abandon or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body

3.17Employee Benefits.

(a)

Schedule 3.17(a) contains a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other retirement, pension, deferred compensation, bonus, incentive, severance, executive life insurance, vacation, stock purchase, stock option, phantom stock, equity, employment, profit sharing, retention, stay bonus, change of control and other compensation or benefit plans, programs, agreements or arrangements maintained, sponsored or contributed to by such Seller Party or any of its ERISA Affiliates for the benefit of any Available Employee (collectively, such Seller Party’s “Seller Benefit Plans”).

(b)

THIS SECTION 3.17 CONTAINS THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SUCH SELLER PARTY WITH RESPECT TO EMPLOYEE BENEFITS MATTERS.  NO OTHER PROVISION OF THIS AGREEMENT SHALL BE CONSTRUED AS CONSTITUTING A REPRESENTATION OR WARRANTY REGARDING SUCH MATTERS.

3.18Knowledge Qualifier for Non-Operated Assets.  To the extent that such Seller Party has made any representations or warranties in this Article 3 in connection with matters relating to Non-Operated Assets, each and every such representation and warranty shall be deemed to be qualified by the phrase, “To such Seller Party’s Knowledge.”

3.19Disclosures with Multiple Applicability; Materiality.  If any fact, condition, or matter disclosed in Seller’s disclosure Schedules applies to more than one Section of this Article 3, a single disclosure of such fact, condition, or matter on Seller’s disclosure Schedules shall constitute disclosure with respect to all sections of this Article 3 to which such fact, condition, or other matter applies, regardless of the section of Seller’s disclosure Schedules in which such fact, condition, or other matter is described.  Inclusion of a matter on Seller’s disclosure Schedules with respect to a representation or warranty that is qualified by “material” or “Material Adverse Effect” or any variant thereof shall not necessarily be deemed an indication that such matter does, or may, be material or have a Material Adverse Effect.  Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

3.20Mayzure Organizational Documents.  RUL has delivered to Buyer true and complete copies of the Organizational Documents of Mayzure, each as amended to date, and has made available for inspection minute book of Mayzure.

3.21Equity Interests.  The Equity Interests constitute one hundred percent (100%) of the total issued and outstanding membership interests or other equity interests in Mayzure.  RUL has legal, beneficial and record title to all of the Equity Interests free and clear of any Encumbrances other than Mayzure’s Organizational Documents and, except for this Agreement and any debt instruments that will be released at Closing, there are no Contracts or commitments that could require RUL to sell, transfer or otherwise dispose of the Equity Interests, other than this Agreement, or issue any other membership interests in Mayzure.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Equity Interests.  Immediately upon consummation of the Contemplated Transactions, Buyer will own all of the Equity Interests free and clear of all Encumbrances, other than Mayzure’s Organizational Documents or any Encumbrances created by, through or under Buyer or its Affiliates, or any restrictions on transfer that may be imposed by federal or state securities laws.

3.22No Undisclosed Liabilities.  Except to the extent associated with proceeds of helium produced from the Wells, or as otherwise disclosed on Schedule 3.22 (none of which have or will have arisen as a result of negligence, gross negligence, strict liability, tort, toxic tort, environmental liabilities, violations of law, or default under any material contract attributable to Mayzure or for which Mayzure shall be responsible), Mayzure does not have any material debts, liabilities, or obligations of any kind or character whatsoever, whether accrued, absolute, contingent, matured, not matured, known, unknown, or otherwise, and whether or not of a character as would be required to be reflected in a balance sheet of Mayzure.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Execution Date and the Closing Date, the following:

4.01Organization and Good Standing.  Buyer is a limited partnership and duly organized, validly existing, and in good standing under the laws of Texas and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located.  Buyer’s Affiliate Scout Energy Management, LLC is a limited liability company and duly organized, validly existing, and in good standing under the laws of Texas and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located.

4.02Authority; No Conflict.

(a)

This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Upon the execution and delivery by Buyer of the Instruments of Conveyance and any other documents executed and delivered by Buyer at the Closing (collectively, “Buyer’s Closing Documents”), Buyer’s Closing Documents shall constitute the legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and Buyer’s Closing Documents, and to perform its obligations under this Agreement and Buyer’s Closing Documents.

(b)

Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions.

(c)

Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer, (ii) contravene, conflict with, or result in a violation of any resolution adopted by the board of managers, or members of Buyer, or (iii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any Legal Requirement or Order to which Buyer may be subject.

(d)

Buyer is not and shall not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.03Certain Proceedings.  There is no Proceeding pending against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.04Knowledgeable Investor.  Buyer is an experienced and knowledgeable investor in the oil and gas business.  Prior to entering into this Agreement, Buyer was advised by its own legal, tax, and other professional counsel concerning this Agreement, the Contemplated Transactions, the Equity Interests, the Assets, and their value, and it has relied solely thereon and on the representations and obligations of Seller in this Agreement and the documents to be executed by Seller in connection with this Agreement at the Closing.  Buyer is acquiring the Assets and the Equity Interests for its own account and not for sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable Legal Requirements.

4.05Qualification.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended.  Buyer is not acquiring the Assets or Equity Interests in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder.  Without limiting Section 6.02, Buyer is, or as of the Closing will be, qualified under applicable Legal Requirements to hold leases, rights-of-way, and other rights issued or controlled by (or on behalf of) any applicable Governmental Body and will be qualified under applicable Legal Requirements to own and operate the Assets.  Buyer has, or as of the Closing will have, posted such bonds as may be required for the ownership or, where applicable, operatorship by Buyer of the Assets.  To Buyer’s Knowledge, no fact or condition exists with respect to Buyer or the Assets which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.

4.06Brokers.  Neither Buyer nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated

Transactions other than obligations that are or will remain the sole responsibility of Buyer and its Affiliates.

4.07Financial Ability.  Buyer has sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to (a) deliver the amounts due at the Closing, (b) take such actions as may be required to consummate the Contemplated Transactions, and (c) timely pay and perform Buyer’s obligations under this Agreement and Buyer’s Closing Documents.  Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall the Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.

4.08Securities Laws.  The solicitation of offers and the sale of the Assets and the Equity Interests by Seller have not been registered under any securities laws.  At no time has Buyer been presented with or solicited by or through any public promotion or any form of advertising in connection with the Contemplated Transactions.  Buyer is not acquiring the Assets or the Equity Interests with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and that if it sells, transfers, or otherwise disposes of the Assets or the Equity Interests or fractional undivided interests therein, it shall do so in compliance with applicable federal and state securities laws.

4.09Due Diligence.  Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained in this Agreement and the Seller Closing Documents, or Buyer’s right to rely thereon, subject to Buyer’s rights to access the Assets to conduct a due diligence review in accordance with this Agreement, at Closing, Buyer and its Representatives have (a) been permitted full and complete access to all materials relating to the Assets and the Equity Interests, (b) been afforded the opportunity to ask all questions of Seller (or Seller’s Representatives) concerning the Assets, (c) been afforded the opportunity to investigate the condition of the Assets and the Equity Interests, and (d) had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Assets and the Equity Interests and understand the merits and risks of an investment therein and to verify the truth, accuracy, and completeness of the materials, documents, and other information provided or made available to Buyer (whether by Seller or otherwise).  Buyer hereby waives any claims arising out of any materials, documents, or other information provided or made available to Buyer (whether by Seller or otherwise), whether under this Agreement, at common law, by statute, or otherwise.

4.10Basis of Buyer’s Decision.  By reason of Buyer’s knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets and the Equity Interests from Seller and has formed an opinion based solely on Buyer’s knowledge and experience, Seller’s representations, warranties, covenants, and agreements contained in this Agreement and the Seller Closing Documents, and as of Closing, Buyer’s due diligence, and not on any other representations or warranties by Seller.  Buyer has not relied and shall not rely on any statements by Seller or its Representatives (other than those representations, warranties, covenants, and agreements of Seller contained in this Agreement and the Seller Closing Documents) in making its decision to enter into this Agreement or to close the Contemplated Transactions.  Buyer understands and acknowledges that neither the United States Securities and Exchange Commission nor any other Governmental Body has passed upon the Assets or the Equity Interests or made any finding or determination as to the fairness of an investment in the Assets or the Equity Interests or the accuracy or adequacy of the disclosures made to Buyer, and, except as set forth in Article 9, Buyer is not entitled to cancel, terminate, or revoke this Agreement, whether due to the inability of Buyer to obtain financing or pay the Purchase Price, or otherwise.

4.11Business Use, Bargaining Position.  Buyer is purchasing the Assets and the Equity Interests for commercial or business use.  Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Seller.  Buyer expressly acknowledges and recognizes that the price for which Seller has agreed to sell the Assets and the Equity Interests and perform its obligations under the terms of this Agreement has been predicated upon the inapplicability of the Texas Deceptive Trade Practices - Consumer Protection Act, V.C.T.A. BUS & COMM Ann. § 17.41 et seq. (the “DTPA”), to the extent applicable, or any similar Legal Requirement, and the waiver of the DTPA, and any similar Legal Requirement, by Buyer contained in Section 13.04.  Buyer further recognizes that Seller, in determining to proceed with entering into this Agreement, has expressly relied on the provisions of this Article 4.

4.12Bankruptcy.  There are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer.  Buyer is, and will be immediately after giving effect to the Contemplated Transactions, solvent.

ARTICLE 5

COVENANTS OF SELLER

5.01Access and Investigation.

(a)

Between the Execution Date and the Defect Notice Date, to the extent doing so would not violate applicable Legal Requirements, Seller’s obligations to any Third Party or other restrictions on Seller, Seller shall afford Buyer and its Representatives access, by appointment only, during Seller’s regular hours of business to reasonably appropriate Seller’s personnel, any Seller operated Assets, contracts, books and records, and other documents and data related to the Assets and the Equity Interests, except any such contracts, books and records, or other documents and data that are Excluded Assets or that cannot, without unreasonable effort or expense, be separated from any contracts, books and records, or other documents and data that are Excluded Assets (and upon Buyer’s request, Seller shall use reasonable efforts to obtain the consent of Third Party operators to give Buyer and its Representatives reasonable access to similar information with respect to Assets not operated by Seller or its Affiliates; provided that Seller shall not be required to make payments or undertake obligations in favor any Third parties in order to obtain such consent); provided further that, except as expressly provided in this Agreement or in the Instruments of Conveyance, Seller makes no representation or warranty, and expressly disclaims all representations and warranties as to the accuracy or completeness of the documents, information, books, records, files, and other data that it may provide or disclose to Buyer.

(b)

Notwithstanding the provisions of Section 5.01(a), (i) Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller and any applicable Third Parties, and (ii) Buyer’s right of access shall not entitle Buyer to operate equipment or conduct subsurface or other invasive testing or sampling.  Environmental review shall not exceed the review contemplated by a Phase I Environmental Site Assessment without Seller’s prior written permission, which may be withheld in Seller’s sole discretion, subject to the provisions of Section 11.09.

(c)

Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and Seller’s Affiliates and the Assets and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement.  If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets); provided that such termination of the Confidentiality Agreement shall not relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Execution Date.

5.02Operation of the Assets.  Except as set forth on Schedule 5.02, or as required by applicable Legal Requirements, between the Execution Date and the Closing, Seller shall operate its business with respect to its ownership and operation of the Assets in the ordinary course, and, without limiting the generality of the preceding, shall:

(a)

not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Assets or Equity Interests, except as required under any Leases or Contracts, and except for sales of Hydrocarbons, equipment and inventory in the ordinary course of business;

(b)

not abandon any Asset (except the abandonment or expiration of Leases in accordance with their terms, including with respect to leases not capable of producing in paying quantities after the expiration of their primary terms or for failure to pay delay rentals or shut-in royalties or similar types of lease maintenance payments, which shall, in each case, be at Seller’s sole discretion);

(c)

not commence, propose, or agree to participate in any single operation with respect to the Wells or Leases with an anticipated cost in excess of Two Hundred Thousand Dollars ($200,000) net to Seller’s interest, except for any emergency operations;

(d)

not execute, terminate, cancel, extend, or materially amend or modify any Material Contract or Lease other than the execution or extension of a Contract for the sale, exchange, transportation, gathering, treating, or processing of Hydrocarbons terminable without penalty on ninety (90) days’ or shorter notice.

Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of the other working interest owners who are not Seller or an Affiliate of Seller shall not constitute a Breach of the provisions of this Section 5.02, nor shall any action required by a vote of working interest owners constitute such a Breach so long as Seller or its Affiliate has voted its interest in a manner that complies with the provisions of this Section 5.02.  Further, no action or inaction of any Third Party operator with respect to any

Asset shall constitute a Breach of this Section 5.02 to the extent Seller uses commercially reasonable efforts to cause such Third Party operator to operate such applicable Asset in a manner consistent with this Section 5.02.  Seller may seek Buyer’s approval to perform any action that would otherwise be restricted by this Section 5.02, and Buyer’s approval of any such action shall not be unreasonably withheld, conditioned, or delayed, and shall be considered granted ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after delivery of notice from Seller to Buyer requesting such consent unless Buyer notifies Seller to the contrary during such ten (10)-day period.  Notwithstanding the foregoing provisions of this Section 5.02, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Buyer of such action promptly thereafter.  Any matter approved (or deemed approved) by Buyer pursuant to this Section 5.02 that would otherwise constitute a Breach of one of Seller’s representations and warranties in Article 3 shall be deemed to be an exclusion from all representations and warranties for which it is relevant.

5.03Insurance.  Seller shall maintain in force during the period from the Execution Date until the Closing, all of Seller’s insurance policies pertaining to the Assets in the amounts and with the coverages currently maintained by Seller.  The daily pro-rated annual premiums for insurance that accrue after the Effective Time and are attributable to the insurance coverage for the period after the Effective Time until the Closing will constitute Property Costs.

5.04Consent and Waivers.  Seller shall use commercially reasonable efforts to obtain prior to the Closing written waivers of all Preferential Purchase Rights and all Consents necessary for the transfer of the Assets and the Equity Interests to Buyer; provided that in the event Seller is unable to obtain all such waivers of Preferential Purchase Rights and Consents after using such commercially reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement.  Seller shall not be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain the Required Consents.  Buyer shall cooperate with Seller in seeking to obtain such Consents.

5.05Amendment to Schedules.  Until the fifth (5th) Business Day before Closing, Seller shall have the right (but not the obligation) to supplement the Schedules relating to the representations and warranties set forth in Article 3 with respect to any matters occurring subsequent to the Execution Date.  Except to the extent such updates are a direct result of actions taken with Buyer’s consent pursuant to Section 5.02, prior to Closing, any such supplement shall not be considered for purposes of determining if Buyer’s Closing conditions have been met under Section 7.01 or for determining any remedies available under this Agreement; provided, however, that if Closing occurs, then such supplements shall be incorporated into Seller’s disclosure Schedules and any claim related to such matters disclosed in the supplements shall be deemed waived and Buyer shall not be entitled to make a claim thereon under this Agreement or otherwise with respect to such matters.

5.06Successor Operator.  While Buyer acknowledges that it desires to succeed Seller (or its Affiliates) as operator of those Assets or portions thereof that Seller (or its Affiliates) may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets because the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator.  Seller agrees, however, that as to the Assets any Seller Party or its Affiliate operates,

Seller shall use commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable operating agreement) effective as of the Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable operating agreement, Buyer as successor operator of such Assets effective as of Closing.

article 6

OTHER COVENANTS

6.01Notification and Cure.  If Buyer has Knowledge as of the Execution Date of any Breach of any Seller Party’s representations and warranties, Buyer shall have no remedy under this Agreement, including under Section 9.01 and Article 10, with respect to such Breach.  Between the Execution Date and the Closing Date, Buyer shall promptly notify Seller in writing and Seller shall promptly notify Buyer in writing if Seller or Buyer, as applicable, obtains Knowledge of any Breach, in any material respect, of the other Party’s representations and warranties or covenants as of the Execution Date, or of an occurrence after the Execution Date that would cause or constitute a Breach, in any material respect, of any such representation and warranty or covenant had such representation and warranty or covenants been made as of the time of occurrence or discovery of such fact or condition.  If any of Buyer’s or Seller’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, and if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 9.01(d)), then such breach shall be considered not to have occurred for all purposes of this Agreement.

6.02Satisfaction of Conditions.  Between the Execution Date and the Closing Date (a) Seller shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied, and (b) Buyer shall use commercially reasonable efforts to cause the conditions in Article 8 to be satisfied.

6.03Replacement of Insurance, Bonds, Letters of Credit, and Guaranties.

(a)

The Parties understand that none of the insurance currently maintained by Seller or Seller’s Affiliates covering the Assets, nor any of the bonds, letters of credit, or guaranties, if any, posted by Seller or Seller’s Affiliates with Governmental Bodies or co-owners and relating to the Assets will be transferred to Buyer.  On or before the Closing Date, Buyer (and, as applicable, its Affiliate Scout Energy Management LLC, to the extent Buyer appoints Scout Energy Management LLC as its agent to operate any of the Assets) shall obtain, and deliver to Seller evidence of, all necessary replacement bonds, letters of credit, and guaranties, and evidence of such other authorizations, qualifications, and approvals as may be necessary for Buyer to own and, with respect to Assets currently operated by Seller or its Affiliates, operate the Assets.  Promptly following the Closing, Buyer shall obtain or cause to be obtained in the name of Buyer or, as applicable, its Affiliate Scout Energy Management LLC, such insurance covering the Assets as would be obtained by a reasonably prudent operator in a similar situation.

(b)

Promptly (but in no event later than thirty (30) days) after Closing, Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies necessary to assign and transfer the Assets and the Equity Interests and title thereto and to comply with applicable Legal Requirements, and Seller shall reasonably assist Buyer with such filings.  Buyer shall indemnify, defend, and hold harmless Seller Group from and against all Damages arising out of Buyer’s holding of such title or operatorship of the Assets after the Closing and prior to the securing of any necessary Consents and approvals of the Contemplated Transactions from Governmental Bodies.

6.04Governmental Reviews.  Except for the HSR Act, Seller and Buyer shall (and shall cause their respective Affiliates to), in a timely manner, make all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions.  Each Party shall, to the extent permitted pursuant to applicable Legal Requirements, cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.  Buyer shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the Contemplated Transactions, regardless of whether Buyer, Seller, or any Affiliate of any of them is required to make the payment.

6.05HSR Act. If applicable, within ten (10) Business Days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act and request early termination of the waiting period thereunder.  Buyer and Seller agree to respond promptly to any inquiries or requests for information or documentary material from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act.  Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act.  Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto.  Each of Seller and Buyer shall use its commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to satisfy the conditions to the Closing and consummate Contemplated Transactions as promptly as practicable and in any event not later than the Outside Date; provided, however, nothing in this Agreement shall require Buyer or Seller to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of Buyer or Seller (including the Assets) or otherwise take any action that limits the freedom of action with respect to, or its ability to retain or operate any of the businesses of the Buyer or Seller or the Assets.  The filing fees associated with any such HSR Act filing shall be borne by Buyer.  Notwithstanding any provision of this Section 6.05, no Party shall be required to provide the other Party with information regarding the value of the transaction or subject to the attorney client privilege, work product doctrine or other similar privilege absent entering into a mutually acceptable joint defense agreement.

article 7

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and the Equity Interests and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.01Accuracy of Representations.  All of Seller’s representations and warranties in this Agreement must have been true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Execution Date, and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of such specified date.

7.02Seller’s Performance.  All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

7.03No Proceedings.  Since the Execution Date, there must not have been commenced or Threatened against Seller, or against any of Seller’s Affiliates, any Proceeding (other than any matter initiated by either Buyer or its Affiliates) seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

7.04No Orders.  On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

7.05Necessary Consents and Approvals.   All Consents from Governmental Bodies and all approvals from Governmental Bodies required for the Contemplated Transactions, except Consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

7.01HSR Act.  Any waiting period applicable to the consummation of the Contemplated Transactions under the terms of this Agreement under the HSR Act shall have expired or been terminated.

7.07Closing Deliverables.  Seller shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Seller under Section 2.04(a).

7.08Title Defect Values, Environmental Defect Values, etc.  The sum of (i) all Title Defect Values agreed on by the Parties or finally determined pursuant to Article 11, plus (ii) the Aggregate Environmental Defect Values agreed on by the Parties or finally determined pursuant to Article 11, plus (iii) the aggregate downward Purchase Price adjustments under Section 11.09, plus (iv) the aggregate downward Purchase Price adjustments under Section 11.03, does not exceed twenty-five percent (25%) of the unadjusted Purchase Price.

7.09Gathering Consents.  All applicable consents to the assignment of Seller’s operating rights and obligations relating to the Gathering System shall have been granted or the Parties shall have entered in to the operating agreement described in Section 11.03(c).

article 8

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and the Equity Interests and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.01Accuracy of Representations.  All of Buyer’s representations and warranties in this Agreement must have been true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Execution Date, and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of such specified date.

8.02Buyer’s Performance.  All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

8.03No Proceedings.  Since the Execution Date, there must not have been commenced or Threatened against Buyer or against any of its Affiliates, any Proceeding (other than any matter initiated by Seller or an Affiliate of Seller) seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

8.04No Orders.  On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

8.05Necessary Consents and Approvals.   All Consents from Governmental Bodies and all approvals from Governmental Bodies required for the Contemplated Transactions, except Consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

8.06HSR Act. Any waiting period applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been terminated.

8.07Closing Deliverables.  Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by Buyer under Section 2.04(b).

8.08Title Defect Values, Environmental Defect Values, etc.  The sum of (i) all Title Defect Values agreed on by the Parties or finally determined pursuant to Article 11, plus (ii) the Aggregate Environmental Defect Values agreed on by the Parties or finally determined pursuant to Article 11, plus (iii) the aggregate downward Purchase Price adjustments under Section 11.02, plus (iv) the aggregate downward Purchase Price adjustments under Section 11.09, plus (v) the aggregate downward Purchase Price adjustments under Section 11.03, does not exceed twenty-five percent (25%) of the unadjusted Purchase Price.

8.09Qualifications.  Buyer shall have obtained or, where applicable caused its Affiliate Scout Energy Management LLC to obtain, all authorizations, qualifications, and approvals required to be obtained prior to Closing under Section 6.03(a).

8.10Gathering Consents.  All applicable consents to the assignment of Seller’s operating rights and obligations relating to the Gathering System shall have been granted or the Parties shall have entered in to the operating agreement described in Section 11.03(c).

article 9

TERMINATION

9.01Termination Events.  This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)	by mutual written consent of Seller and Buyer;
(b)

by Buyer, if Seller has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 7 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, Seller shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 9.01(b) shall not become effective unless Seller fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, if (i) Seller’s conditions to Closing have been satisfied or waived in full, (ii) Seller is not in material Breach of the terms of this Agreement and (iii) all of Buyer’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Seller to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement;

(c)

by Seller, if Buyer has committed a material Breach of this Agreement and such breach causes any of the conditions to Closing set forth in Article 8 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, Buyer shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 9.01(c) shall not become effective unless Buyer fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, if (i) Buyer’s conditions to Closing have been satisfied or waived in full, (ii) Buyer is not in material Breach of the terms of this Agreement and (iii) all of Seller’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Buyer to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement;

(d)

by either Seller or Buyer if the Closing has not occurred on or before December 31, 2019 (the “Outside Date”), or such later date as the Parties may agree upon in writing; provided that such failure does not result primarily from the terminating Party’s material Breach of this Agreement;

(e)

by either Seller or Buyer if (i) any Legal Requirement has made the consummation of the Contemplated Transactions illegal or otherwise prohibited, or (ii) a Governmental Body has issued an Order, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions, and such order, decree, ruling, or other action has become final and non-appealable;

(f)	by Seller if the Closing condition in Section 8.08 is not satisfied (or not possible of being satisfied at Closing);
(g)	by Buyer if the Closing condition in Section 7.08 is not satisfied (or not possible of being satisfied at Closing); or
(h)	by Seller if Buyer fails to deposit the Deposit Amount pursuant to Section 2.02 of this Agreement.

9.02Effect of Termination; Distribution of the Deposit Amount.

(a)

If this Agreement is terminated pursuant to Section 9.01, all further obligations of the Parties under this Agreement shall terminate; provided that (a) such termination shall not impair nor restrict the rights of either Party against the other with respect to the Deposit Amount pursuant to Section 9.02(b), (b) except to the extent either Party has received the Deposit Amount (or, with respect to Buyer, damages in an amount up to the Deposit Amount) as liquidated damages pursuant to Section 9.02(b), the termination of this Agreement shall not relieve any Party from liability for any failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing, (c) except to the extent either Party has received the Deposit Amount (or, with respect to Buyer, damages in an amount up to the Deposit Amount) as liquidated damages pursuant to Section 9.02(b), to the extent such termination results from the material Breach by a Party of any of its covenants or agreements hereunder, the other Party shall be entitled to all remedies available at law or in equity with respect to such Breach and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which such Party may be entitled, and (d) the following provisions shall survive the termination: Article 1, Sections 9.01(h), 10.02(c), 10.03(c), 10.06, 10.07, 10.10, 10.11, 10.12, Article 13 (other than Section 13.01) and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections.

(b)	Notwithstanding anything to the contrary in Section 9.02(a):
(i)

If Seller has the right to terminate this Agreement (A) pursuant to Section 9.01(c) or (B) pursuant to Section 9.01(d), if at such time Seller could have terminated this Agreement pursuant to Section 9.01(c) (without regard to any cure periods contemplated therein), then, in either case, Seller shall have the right, at its sole discretion, to receive the Deposit Amount as liquidated damages (and not as a penalty).  If Seller elects to terminate this Agreement pursuant to this Section 9.02(b)(i) and receive the Deposit Amount as liquidated damages, (x) the Parties shall, within two (2) Business Days of Seller’s election, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller and (y) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(ii)

If Buyer has the right to terminate this Agreement (A) pursuant to Section 9.01(b) or (B) pursuant to Section 9.01(d), if at such time Seller could have terminated this Agreement pursuant to Section 9.01(b) (without regard to any cure periods contemplated therein), then, in either case, Buyer shall have the right, at its sole discretion, to either (1) enforce specific performance by Buyer of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for herein, or (2) if Buyer does not seek and successfully enforce specific performance, terminate this Agreement and (in addition to retention of the Deposit Amount) seek to recover damages from Seller in an amount up to, but not exceeding the Deposit Amount, as liquidated damages (and not as a penalty).  If Buyer elects to terminate this Agreement pursuant to this Section 9.02(b)(ii) and seek damages in an amount up to the Deposit Amount as liquidated damages, the Parties shall, within two (2) Business Days of Buyer’s election, (x) execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer and (y) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(c)

The Parties recognize that the actual damages for a Party’s material Breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount would be a reasonable liquidated damages amount for such material Breach.

(d)

If this Agreement is terminated by either Buyer or Seller pursuant to Section 9.01 for any reason other than as described in Section 9.02(b), then, in any such case, the Parties shall, within two (2) Business Days of such termination, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer.

9.03Return of Records Upon Termination. Upon termination of this Agreement, (a) Buyer shall promptly return to Seller or destroy (at Seller’s option) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to Buyer in connection with its due diligence investigation of the Assets and the Equity Interests and (b) an officer of Buyer shall certify Buyer’s compliance with the preceding clause (a) to Seller in writing.

article 10

INDEMNIFICATION; REMEDIES

10.01Survival.  The survival periods for the various representations, warranties, covenants and agreements contained herein shall be as follows: (a) Fundamental Representations shall survive indefinitely; (b) the representations and warranties in Section 3.04 shall survive for the applicable statute of limitations plus sixty (60) days; (c) the special warranty of Defensible Title set forth in the Instruments of Conveyance shall survive for twenty-four (24) months after Closing; (d) all covenants and agreements of Seller to be performed at or following the Closing shall survive until fully performed; (e) all other representations, warranties, covenants and agreements of Seller shall survive for twelve (12) months after Closing; provided, that the covenants of Buyer and Seller set forth in Section 13.02 shall survive for the applicable statute of limitations plus sixty (60) days; and (f) all other representations, warranties, covenants and agreements of Buyer shall survive indefinitely.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.  The indemnities in Sections 10.02(a), 10.02(b), 10.03(a) and 10.03(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying person on or before such termination date.  The indemnities in Section 10.02(c) shall continue for twenty-four (24) months following the Closing Date. All other indemnities, and all other provisions of this Agreement, shall survive the Closing without time limit except as may otherwise be expressly provided herein.

10.02Indemnification and Payment of Damages by Seller.  Except as otherwise limited in this Article 10, from and after the Closing, Seller shall defend, release, indemnify, and hold harmless Buyer Group from and against, and shall pay to the Buyer Group the amount of, any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights under this Agreement arising from, based upon, related to, or associated with:

(a)	any Breach of any representation or warranty made by Seller in this Agreement, or in any certificate delivered by Seller pursuant to this Agreement;
(b)	any Breach by Seller of any covenant, obligation, or agreement of Seller in this Agreement;
(c)	the Retained Liabilities;
(d)	the use, ownership or operation of the Excluded Assets; and
(e)	the use, ownership or operation of the Retained Assets.

Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the remedies provided in this Article 10 and Article 11, along with the special warranty of Defensible Title set forth in the Instruments of Conveyance, are Buyer Group’s exclusive legal remedies against Seller with respect to this Agreement and the Contemplated Transactions, including breaches of the representations, warranties, covenants, obligations, and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations, and agreements contained in the certificate delivered by Seller at Closing pursuant to Section 2.04, and except for the remedies provided in this Article 10 and Article 11, along with the special warranty of Defensible Title set forth in the Instruments of Conveyance, Buyer releases Seller Group from any and all claims, causes of action, Proceedings, or other legal rights and remedies of Buyer Group, known or unknown, which Buyer might now or subsequently have, based on, relating to or in any way arising out of this Agreement, the Contemplated Transactions, the ownership, use or operation of the Assets or the Equity Interests prior to the Closing, or the condition, quality, status, or nature of the Assets or the Equity Interests prior to the Closing, including any and all claims related to environmental matters or liability or violations of environmental laws and including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance, or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Seller or any of Seller’s Affiliates.  Seller shall have no obligation to indemnify any of the Buyer Group for any Damages for which Buyer is obligated to indemnify Seller Group pursuant to Section 10.03.

10.03Indemnification and Payment of Damages by Buyer.  Except as otherwise limited in this Article 10 and Article 11, from and after the Closing, Buyer shall assume, be responsible for, pay on a current basis, and shall defend, release, indemnify, and hold harmless Seller Group from and against, and shall pay to Seller Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights under this Agreement arising from, based upon, related to, or associated with:

(a)	any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;
(b)	any Breach by Buyer of any covenant, obligation, or agreement of Buyer in this Agreement;
(c)

any Damages arising out of or relating to Buyer’s or its Affiliate’s access to the Assets and contracts, books and records and other documents and data relating to the Assets and Equity Interests prior to the Closing, including Buyer’s title and environmental inspections pursuant to Sections 11.01 and 11.10, including Damages attributable to personal injury, illness or death, or property damage;

(d)	the Assumed Liabilities; and

(e)	(i) the ownership of the Equity Interests and of Mayzure from and after the Closing Date and (ii) the business of Mayzure from and after the Closing Date.

Notwithstanding anything to the contrary contained in this Agreement, and except for Seller’s termination rights under Article 9 of this Agreement, the remedies provided in this Article 10 are Seller Group’s exclusive legal remedies for Buyer’s Breaches, all other legal rights and remedies being expressly waived by Seller Group; provided that Seller is entitled to any equitable remedies available under applicable Legal Requirements in connection with any Breach by Buyer of Article 13.

10.04Indemnity Net of Insurance.  The amount of any Damages for which an indemnified Party is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance or indemnification proceeds realized by the indemnified Party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified Party or its Affiliates).

10.05Limitations on Liability.  Except with respect to the Fundamental Representations and the representations and warranties included in Section 3.04, if the Closing occurs, Seller shall not have any liability for any indemnification under Section 10.02(a): (a) for any Damages with respect to any occurrence, claim, award or judgment with respect to that do not individually exceed One Hundred Thousand Dollars ($100,000) net to Seller’s interest (the “Individual Claim Threshold”); or (b) unless and until the aggregate Damages for which claim notices for claims meeting the Individual Claim Threshold are delivered by Buyer exceed two percent (2%) of the unadjusted Purchase Price, and then only to the extent such Damages exceed two percent (2%) of the unadjusted Purchase Price.  Except with respect to the Fundamental Representations and the representations and warranties included in Section 3.04, in no event will Seller be liable for Damages indemnified under Section 10.02(a) to the extent such damages, exceed twenty percent (20%) of the unadjusted Purchase Price.  Notwithstanding anything herein to the contrary, in no event will Seller’s aggregate liability under this Agreement exceed one hundred percent (100%) of the unadjusted Purchase Price.

10.06Procedure for Indemnification‑‑Third Party Claims.

(a)

Promptly after receipt by an indemnified party under Section 10.02 or 10.03 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of the commencement of such claim or Proceeding, together with a claim for indemnification pursuant to this Article 10.  The failure of any indemnified party to give notice of a Third Party claim or Proceeding as provided in this Section 10.06 shall not relieve the indemnifying Party of its obligations under this Article 10 except to the extent such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against the Third Party claim or participate in the Proceeding or otherwise prejudices the indemnifying Party’s ability to defend against the Third Party claim or participate in the Proceeding.

(b)

If any Proceeding referred to in Section 10.06(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying Party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying Party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying Party to the indemnified party of the indemnifying Party’s election to assume the defense of such Proceeding, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding.  Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding if (A) such Proceeding relates to or arises in connection with any criminal proceeding, (B) such Proceeding seeks an injunction or equitable relief against any indemnified Party, (C) if the indemnified party is Buyer and such Proceeding has or would reasonably be expected to result in Damages in excess of the amount set forth in Section 10.05 (i.e., twenty percent (20%) of the unadjusted Purchase Price), or (D) the indemnifying Party has failed or is failing to defend in good faith such Proceeding.  If the indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified party’s prior written consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Third Party claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying Party, and (C) the indemnified party shall have no liability with respect to any compromise or settlement of such Third Party claims or Proceedings effected without its consent.

10.07Procedure for Indemnification – Other Claims.  A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party from whom indemnification is sought.

10.08Indemnification of Group Members.  The indemnities in favor of Buyer and Seller provided in Section 10.08 and Section 10.03, respectively, shall be for the benefit of and extend to such Party’s present and former Group members.  Any claim for indemnity under this Article 10 by any Group member other than Buyer or Seller must be brought and administered by the relevant Party to this Agreement.  No indemnified party other than Buyer and Seller shall have any rights against either Seller or Buyer under the terms of this Article 10 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 10.08. Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other indemnified party affiliated with it in its sole discretion and shall have no liability to any such other indemnified party for any action or inaction under this Section.

10.09Extent of Representations and Warranties.

(a)	Except as and to the extent expressly set forth in this Agreement or in the Instruments of Conveyance, Seller makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Buyer (including any opinion, information, or advice that may have been provided to Buyer or its affiliates or representatives by any Affiliates or Representatives of Seller or by any investment bank or investment banking firm, any petroleum engineer or engineering firm, Seller’s counsel, or any other agent, consultant, or Representative of Seller).  Without limiting the generality of the foregoing, except as and to the extent expressly set forth in this Agreement or in the Instruments of Conveyance, Seller expressly disclaims and negates any representation or warranty, express, implied, at common law, by statute, or otherwise, relating to (a) the title to any of the Assets and the Equity Interests, (b) the condition of the Assets and the Equity Interests (including any implied or express warranty of merchantability, fitness for a particular purpose, or conformity to models or samples of materials), it being distinctly understood that the Assets and the Equity Interests are being sold “As Is,” “Where Is,” and “With All Faults As To All Matters,” (c) any infringement by Seller of any patent or proprietary right of any Third Party, (d) any information, data, or other materials (written or oral) furnished to Buyer by or on behalf of Seller (including the existence or extent of Hydrocarbons or the mineral reserves, the recoverability of such reserves, any product pricing assumptions, and the ability to sell Hydrocarbon production after the Closing), and (e) the environmental condition and other condition of the Assets and the Equity Interests and any potential liability arising from or related to the Assets and the Equity Interests.

(b)

Buyer acknowledges and affirms that it has made its own independent investigation, analysis, and evaluation of the Contemplated Transactions, the Assets and the Equity Interests (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets and the Equity Interests).  Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation and the express representations and warranties of Seller contained in this Agreement and the Seller Closing Documents.  Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced, any Proceeding of any kind against Seller or its Affiliates, alleging facts contrary to the foregoing acknowledgment and affirmation.

10.10Compliance With Express Negligence Test.  The Parties agree that any indemnity, defense, and/or release obligation arising under this Agreement shall apply without regard to the negligence, strict liability, or other fault of the indemnified party, whether active, passive, joint, concurrent, comparative, contributory or sole, or any pre-existing condition, any breach of contract or breach of warranty, or violation of any legal requirement, except to the extent such damages were occasioned by the gross negligence or willful misconduct of the indemnified party or any group member thereof, it being the Parties’ intention that Damages to the extent arising from the gross negligence or willful misconduct of the indemnified party or any group member thereof not be covered by the release, defense, or indemnity obligations in this Agreement.  The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

10.11Limitations of Liability.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller or Buyer ever be liable for, and each Party releases the other from, any consequential, special, indirect, exemplary, or punitive damages or claims relating to or arising out of the Contemplated Transactions or this Agreement; provided, however, that any consequential, special, indirect, exemplary, or punitive damages recovered by a Third Party (including a Governmental Body, but excluding any Affiliate of any Group member) against a Person entitled to indemnity pursuant to this Article 10 shall be included in the Damages recoverable under such indemnity.  Notwithstanding the foregoing, lost profits shall not be excluded by this provision as to recovery hereunder to the extent constituting direct Damages.

10.12No Duplication.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation, or agreement herein.  Neither Buyer nor Seller shall be liable for indemnification with respect to any Damages based on any sets of facts to the extent the Purchase Price is being or has been adjusted pursuant to Section 2.05 by reason of the same set of facts.

10.13Disclaimer of Application of Anti-Indemnity Statutes.  Seller and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the Contemplated Transactions.

10.14Waiver of Right to Rescission.  Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the Contemplated Transactions.  As the payment of money shall be adequate compensation, following Closing, Seller and Buyer waive any right to rescind this Agreement or any of the transactions contemplated hereby.

article 11

TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS

11.01Title Examination and Access.  Buyer may make or cause to be made at its expense such examination as it may desire of Seller’s title to the Assets.  For such purposes, until the Defect Notice Date, Seller shall give to Buyer and its Representatives access during Seller’s regular hours of business to originals or, in Seller’s sole discretion, copies (which copies may, at Seller’s sole discretion, be in electronic format), of all of the files, records, contracts, correspondence, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files, title records, ownership maps, surveys, and any other information, data, records, and files that Seller has relating in any way to the title to the Assets, the past or present operation thereof, and the marketing of production therefrom, in accordance with, and subject to the limitations in, Section 5.01.

11.02Preferential Purchase Rights.  Seller shall provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the Contemplated Transactions prior to the Closing Date and in accordance with Section 5.04.  To the extent any such Preferential Purchase Rights are exercised by any holders thereof, then the Asset(s) subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement and shall be considered Retained Assets.  The Purchase Price shall be adjusted downward by the Allocated Value of the Asset(s) so retained.  On the Closing Date, if the time period for exercising any Preferential Purchase Right has not expired, but no notice of waiver (nor of the exercise of such Preferential Purchase Right) has been received from the holder thereof, then the Asset(s) subject to such Preferential Purchase Right shall be included in the Closing, with no adjustment to the Purchase Price.  After the Closing, if the holder of such Preferential Purchase Right exercises the Preferential Purchase Right, then Buyer shall convey the affected Asset(s) to such party, and shall receive the consideration for such affected Asset(s) directly from such party.  If any holder of a Preferential Purchase Right initially elects to exercise that Preferential Purchase Right, but after the Closing Date, refuses to consummate the purchase of the affected Asset(s), then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase such Asset(s) for the Allocated Value thereof (subject to the adjustments pursuant to Section 2.05), and the closing of such transaction shall take place on a date designated by Seller not more than one hundred eighty (180) days after the Closing Date.  If such holder’s refusal to consummate the purchase of the affected Asset(s) occurs prior to the Closing Date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase the affected Asset(s) at the Closing in accordance with the terms of this Agreement.

11.03Consents.  Seller shall initiate all procedures required to comply with or obtain all Consents required for the transfer of the Assets in accordance with Section 5.04.

(a)	If Seller fails to obtain any Consent necessary for the transfer of any Asset to Buyer, Seller’s failure shall be handled as follows:
(i)

If the Consent is not a Required Consent, then the affected Assets shall nevertheless be conveyed at the Closing as part of the Assets.  Any Damages that arise due to the failure to obtain such Consent shall be borne by Buyer, and Buyer shall defend, release, indemnify and hold harmless Seller Group from and against the same.

(ii)

If the Consent is a Required Consent, the Purchase Price shall be adjusted downward by the Allocated Value of the affected Assets (which affected Assets shall include all Leases and Wells affected by the Applicable Contract or Lease for which a Consent is refused), and the affected Assets shall be treated as Retained Assets.

(b)

Notwithstanding the provisions of Section 11.03(a), if Seller obtains a Required Consent described in Section 11.03(a)(ii) within one hundred eighty (180) days after the Closing, then Seller shall promptly deliver conveyances of the affected Asset(s) to Buyer and Buyer shall pay to Seller an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 2.05).

(c)

If Seller fails to obtain the consents applicable to the assignment of Seller’s operating rights and obligations relating to the Gathering System on or before the Closing, the Parties shall enter into an operating agreement whereby Buyer is obligated to assume and perform all obligations of Seller pertaining to the Gathering System and Buyer is entitled to all rights and proceeds of Seller pertaining to the Gathering System.

11.04Title Defects.  Buyer shall notify Seller of Title Defects (“Title Defect Notice(s)”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on October 19, 2019 (the “Defect Notice Date”).  To be effective, each Title Defect Notice shall be in writing and include (a) a description of the alleged Title Defect and the Processing Plant, Well or portion thereof affected by such alleged Title Defect (each, a “Title Defect Property”), (b) the Allocated Value of each Title Defect Property, (c) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, (d) Buyer’s preferred manner of curing such Title Defect, and (e) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based (the “Title Defect Value”).  To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on a weekly basis prior to the Defect Notice Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty of Defensible Title set forth in the Instruments of Conveyance) discovered by Buyer during the preceding week.  Notwithstanding anything herein to the contrary, subject to Buyer’s rights under the special warranty of Defensible Title in the Instruments of Conveyance, Buyer forever waives, and Seller shall have no liability for, Title Defects not asserted by a Title Defect Notice meeting all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Defect Notice Date.

11.05Title Defect Value.  The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:

(a)	if the Parties agree on the Title Defect Value, then that amount shall be the Title Defect Value;
(b)

if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c)

if the Title Defect represents a discrepancy between (i) Seller’s Net Revenue Interest for the Title Defect Property and (ii) the Net Revenue Interest set forth for such Title Defect Property in Schedule 2.07, and there is also a proportionate reduction in Working Interest for such Title Defect Property, then the Title Defect Value shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Schedule 2.07;
(d)

if the Title Defect represents an increase of (i) Seller’s Working Interest for any Title Defect Property over (ii) the Working Interest set forth for such Title Defect Property in Schedule 2.07 (in each case, except (A) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, or (B) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest), then the Title Defect Value shall be determined by calculating the Net Revenue Interest that results from such larger Working Interest, determining what the Net Revenue Interest would be using such calculated Net Revenue Interest and the Working Interest set forth for such Well in Schedule 2.07 and then calculating the adjustment in the manner set forth in clause (c) above; and

(d)

if the Title Defect represents an obligation or if the Title Defect represents an Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Value shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

In no event, however, shall the total of the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset.  The Title Defect Value with respect to a Title Defect shall be determined without any duplication of any costs or losses included in any other Title Defect Value hereunder, or for which Buyer otherwise receives credit in the calculation of the Purchase Price.

11.06Seller’s Cure or Contest of Title Defects.

Seller may contest any asserted Title Defect or Buyer’s good faith estimate of the Title Defect Value as described in Section 11.06(b) and may seek to cure any asserted Title Defect as described in Section 11.06(a).

(a)

Seller shall have the right to cure any Title Defect on or before sixty (60) days after the Closing Date or, if later, after the date of resolution of such Title Defect or the Title Defect Value by an Expert pursuant to Section 11.15 (the “Title Defect Cure Period”) by giving written notice to Buyer of its election to cure prior to the Closing Date or, if later, after the applicable Expert Decision date.  If Seller elects to cure and:

(i)

actually cures the Title Defect (“Cure”), prior to the Closing, then the Asset affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Purchase Price adjustment will be made for such Title Defect; or

(ii)	does not cure the Title Defect prior to the Closing, then Seller shall:
(A)

convey the affected Asset to Buyer and Buyer shall pay for the affected Asset at the Closing; provided, however that if Seller is unable to Cure the Title Defect within the time provided in this Section 11.06, then Seller shall include a downward adjustment in the Final Settlement Statement equal to the Title Defect Value for such Asset; or
(B)

if and only if Buyer agrees to this remedy in its sole discretion, indemnify Buyer against all Damages (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer.

(b)

Seller and Buyer shall attempt to agree on the existence and Title Defect Value for all Title Defects.  Representatives of the Parties, knowledgeable in title matters, shall meet during the Title Defect Cure Period for this purpose.  However, either Party may at any time prior to the final resolution of the applicable Title Defect hereunder submit any disputed Title Defect or the Title Defect Value to arbitration in accordance with the procedures set forth in Section 11.15.  If a contested Title Defect cannot be resolved prior to Closing, except as otherwise provided herein, the Asset affected by such Title Defect shall nevertheless be conveyed to Buyer at the Closing, and the Purchase Price will be adjusted downward in an amount equal to the Title Defect Value for such Asset; provided, however, that if the Title Defect Value as finally decided between the Parties or by the Expert, as applicable, is less than the Title Defect Value used for the Purchase Price adjustment, then Buyer shall include an upward adjustment in the Final Settlement Statement equal to the amount that the Title Defect Value (as of Closing) exceeds the Title Defect Value as finally determined.

11.07Limitations on Adjustments for Title Defects.  Notwithstanding the provisions of Sections 11.04, 11.05 and 11.06, Seller shall be obligated to adjust the Purchase Price to account for uncured Title Defects only to the extent that the sum of (x) the aggregate Title Defect Values of all uncured Title Defects (the “Aggregate Title Defect Value”) (after taking into account any offsetting Title Benefit Values) plus (y) the Aggregate Environmental Defect Value exceeds the Aggregate Defect Deductible.  In addition, no Title Defect Value will be considered in calculating the Aggregate Title Defect Value unless the Title Defect Value with respect to a single Well is equal to or greater than the De Minimis Title Defect Cost.

11.08Title Benefits. If Seller discovers any right, circumstance or condition that operates (a) to increase the Net Revenue Interest for any Well above that shown in Schedule 2.07, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Schedule 2.07, or (b) to decrease the Working Interest of Seller in any Well below that shown in Schedule 2.07, as applicable, to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Schedule 2.07 (each, a “Title Benefit”), then Seller shall, from time to time and without limitation, have the right, but not the obligation, to give Buyer written notice of any such Title Benefits (a “Title Benefit Notice”), as soon as practicable but not later than 5:00 p.m. Central Time on the Defect Notice Date, stating with reasonable specificity the Assets affected, the particular Title Benefit claimed, and Seller’s good faith estimate of the amount the additional interest increases the value of the affected Assets over and above that Asset’s Allocated Value (the “Title Benefit Value”).  Buyer shall also promptly furnish Seller with written notice of any Title Benefit (including a description of such Title Benefit and the Assets affected thereby with reasonable specificity (the “Title Benefit Properties”)) which is discovered by any of Buyer’s or any of its Affiliates’ Representatives, employees, title attorneys, landmen, or other title examiners.  The Title Benefit Value of any Title Benefit shall be determined by the following methodology, terms and conditions (without duplication): (i) if the Parties agree on the Title Benefit Value, then that amount shall be the Title Benefit Value; (ii) if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property in Schedule 2.07, and there is also a proportionate increase in Working Interest for such Title Benefit Property as applicable, then the Title Benefit Value shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Schedule 2.07, as applicable; (iii) if the Title Benefit represents a decrease of (A) Seller’s Working Interest for any Title Benefit Property below (B) the Working Interest set forth for such Title Benefit Property in Schedule 2.07, as applicable, then the Title Benefit Value shall be determined by calculating the Net Revenue Interest that results from such reduced Working Interest, determining what the Net Revenue Interest would be using such calculated Net Revenue Interest and the Working Interest set forth in Schedule 2.07, as applicable; and (iv) if the Title Benefit is of a type not described above, then the Title Benefit Value shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

Seller and Buyer shall attempt to agree on the existence and Title Benefit Value for all Title Benefits on before the end of the Title Defect Cure Period.  If Buyer agrees with the existence of the Title Benefit and Seller’s good faith estimate of the Title Benefit Value, then the Aggregate Title Defect Value shall be offset by the amount of the Title Benefit Value.  If the Parties cannot reach agreement by the end of the Title Defect Cure Period, the Title Benefit or the Title Benefit Value in dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 11.15. Notwithstanding the foregoing, the Parties agree and acknowledge that there shall be no upward adjustment to the Purchase Price for any Title Benefit.  If a contested Title Benefit cannot be resolved prior to the Closing, Seller shall convey the affected Asset to Buyer and Buyer shall pay for the Asset at the Closing in accordance with this Agreement as though there were no Title Benefits; provided, however, if the Title Benefit contest results in a determination that a Title Benefit exists, then the Aggregate Title Defect Value shall be adjusted downward by the Title Benefit Value as determined in such contest (which adjustment shall be made on the Final Settlement Statement).

11.09Buyer’s Environmental Assessment.  Beginning on the Execution Date and ending at 5:00 p.m. Central Time on the Defect Notice Date, Buyer shall have the right, at its sole cost, risk, liability, and expense, to conduct a Phase I Environmental Site Assessment of the Assets.  During Seller’s regular hours of business and after providing Seller with written notice of any such activities no less than two (2) Business Days in advance (which written notice shall include the written permission of the operator (if other than Seller) and any applicable Third Party operator or other Third Party whose permission is legally required, which Seller shall reasonably cooperate with Buyer in securing), Buyer and its representatives shall be permitted to enter upon the Assets, inspect the same, review all of Seller’s files and records (other than those for which Seller has an attorney-client privilege) relating to the Assets, and generally conduct visual, non-invasive tests, examinations, and investigations.  No sampling or other invasive inspections of the Assets may be conducted prior to Closing without Seller’s prior written consent.  Buyer’s access shall be in accordance with, and subject to the limitations in, Section 5.01.  Notwithstanding anything in this Agreement to the contrary, if (a) Buyer is not granted access to any Asset to conduct its Phase I Environmental Site Assessment of the Assets or (b) Buyer determines in good faith that (based on the results of its Phase I Environmental Site Assessment) sampling or testing of environmental media or operation of equipment is recommended on an Asset and Buyer is not granted permission and access to conduct such activities, then Buyer may elect to exclude such Asset, together with all associated Assets, and reduce the Purchase Price by the Allocated Value of such Assets (which will become Retained Assets).

11.10Environmental Defect Notice.  Buyer shall notify Seller in writing of any Environmental Defect (an “Environmental Defect Notice”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on the Defect Notice Date.  To be effective, an Environmental Defect Notice shall include: (i) the Well, Lease, Unit or Processing Plant affected; (ii) a complete and detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement; (iii) Buyer’s good faith estimate of the Environmental Defect Value with respect to such Environmental Defect; and (iv) appropriate documentation reasonably necessary for Seller to substantiate Buyer’s claim and calculation of the Environmental Defect Value.  Notwithstanding anything herein to the contrary, Buyer forever waives Environmental Defects not asserted by an Environmental Defect Notice meeting all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Defect Notice Date.

11.11Seller’s Exclusion, Cure or Contest of Environmental Defects.   Seller, in its sole discretion, (x) may elect to (A) exclude at Closing any Asset affected by an asserted Environmental Defect together with any Assets whose ownership cannot be practically separated from the affected Asset (the “Integral Assets”), which excluded Assets and Integral Assets will become a Retained Asset if the Environmental Defect Value with respect to such Environmental Defect equals or exceeds the Allocated Value of the affected Asset(s) and the Allocated Value of the Integral Assets and (B) reduce the Purchase Price by the Allocated Value(s) of the affected Asset(s) and any Integral Asset(s), (y) may contest any asserted Environmental Defect or Buyer’s good faith estimate of the Environmental Defect Value as described in Section 11.11(b) and/or (z) may seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response as described in Section 11.11(a).

(a)

Seller shall have the right to remediate or cure an Environmental Defect to the extent of the Lowest Cost Response on or before sixty (60) days after the Defect Notice Date or, if later, after the date of resolution of such Environmental Defect or the Environmental Defect Value by an Expert (the “Environmental Defect Cure Period”) by giving written notice to Buyer to that effect prior to the Closing Date or, if later, after the applicable Expert Decision date, together with Seller’s proposed plan and timing for such remediation, and Seller shall remain liable for all Damages arising out of or in connection with such Environmental Defect until such time as such remediation or cure is completed.  If Seller elects to pursue remediation or cure as set forth in this clause (a), Seller shall implement such remediation or cure in a manner that is in compliance with all applicable Legal

Requirements in a prompt and timely fashion for the type of remediation or cure. If Seller elects to pursue remediation or cure and:
(i)

completes a Complete Remediation of an Environmental Defect prior to the Closing Date, the affected Unit(s), Lease(s) or Well(s) shall be included in the Assets conveyed at Closing, and no Purchase Price adjustment will be made for such Environmental Defect;

(ii)

does not complete a Complete Remediation prior to the Closing, unless Seller elects to exclude such Asset(s) in accordance with this Section 11.11, then Seller shall convey the affected Asset(s) to Buyer and Buyer shall pay for the affected Asset(s) at the Closing; provided, however that if Seller is unable to complete a Complete Remediation of the Environmental Defect within the time provided in this Section 11.11, then Seller shall include a downward adjustment in the Final Settlement Statement equal to the Environmental Defect Value for such Asset(s).

(b)

Seller and Buyer shall attempt to agree on the existence and Environmental Defect Value of all Environmental Defects.  Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose.  However, a Party may at any time prior to the final resolution of the applicable Environmental Defect hereunder elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 11.15.  If a contested Environmental Defect cannot be resolved prior to the Closing, the affected Asset(s) (together with any other Assets appurtenant thereto) shall be included with the Assets conveyed to Buyer at Closing and the Purchase Price shall be reduced by the estimated Environmental Defect Value set forth in the Environmental Defect Notice for such contested Environmental Defect, and the final determination of the Environmental Defect and/or Environmental Defect Value shall be resolved pursuance to Section 11.15.

11.12Limitations.  Notwithstanding the provisions of Sections 11.10 and 11.11, no adjustment to the Purchase Price for Environmental Defect Values shall be made unless and until the sum of (x) the aggregate value of all Environmental Defect Values (the “Aggregate Environmental Defect Value”) plus (y) the Aggregate Title Defect Value (after taking into account any offsetting Title Benefit Values) exceeds the Aggregate Defect Deductible.  Only Environmental Defect Values that are equal to or greater than the De Minimis Environmental Defect Cost with respect to any single Environmental Defect for a Well, Lease or Unit shall be considered in calculating the Aggregate Environmental Defect Value.

11.13Exclusive Remedies.  The rights and remedies granted to Buyer in this Agreement are the exclusive rights and remedies against Seller related to any Environmental Condition, or Damages related thereto.  Except as set forth in this Agreement, Buyer expressly waives, and releases Seller Group from, any and all other rights and remedies it may have under Environmental Laws against Seller regarding Environmental Conditions, whether for contribution, indemnity, or otherwise.  The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

11.14Casualty Loss and Condemnation.  If, after the Execution Date but prior to Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (a “Casualty Loss”), this Agreement shall remain in full force and effect, and Buyer shall nevertheless be required to close the Contemplated Transactions.  In the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss exceeds One Million Dollars ($1,000,000) net to Seller’s interest, Seller must elect by written notice to Buyer prior to Closing either to (a) cause the Assets affected by such Casualty Loss to be repaired or restored, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (b) indemnify Buyer under an indemnification agreement mutually acceptable to the Parties against any costs or expenses that Buyer reasonably incurs to repair or restore the Assets subject to such Casualty Loss.  In each case, Seller shall retain all rights to insurance and other claims against Third Parties with respect to the applicable Casualty Loss except to the extent the Parties otherwise agree in writing.  Seller shall have no other liability or responsibility to Buyer with respect to a condemnation or Casualty Loss, even if such Casualty Loss shall have resulted from or shall have arisen out of the sole or concurrent negligence, fault, or violation of a Legal Requirement of Seller or any member of Seller Group.

11.15Expert Proceedings.

(a)

Each matter referred to this Section 11.15 (a “Disputed Matter”) shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 11.15.  Any notice from one Party to the other referring a dispute to this Section 11.15 shall be referred to herein as an “Expert Proceeding Notice”.

(b)

The arbitration shall be held before a one member arbitration panel (the “Expert”), mutually agreed by the Parties.  The Expert must (a) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five (5)-year period and (b) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such dispute.  The Expert must have not less than ten (10) years’ experience as a lawyer in the state in which the affected Assets are located with experience in exploration and production issues.  If disputes exist with respect to both title and environmental matters, the Parties may mutually agree to conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate Experts.  If disputes exist with respect to Assets located in multiple states, either Party may elect to conduct separate arbitration proceedings with the disputes being submitted to separate Experts.  If, within five (5) Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within seven (7) Business Days after delivery of such Expert Proceeding Notice, each Party shall provide the other with a list of three (3) acceptable, qualified experts, and within ten (10) Business Days after delivery of such Expert Proceeding Notice, the Parties shall each separately rank from one through six in order of preference each proposed expert on the combined lists, with a rank of one being the most preferred expert and the rank of six being the least preferred expert, and provide their respective rankings to the Dallas office of the AAA.  Based on those rankings, the AAA will appoint the expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters.  If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings.  Each Party will be responsible for paying one-half (1/2) of the fees charged by the AAA for the services provided in connection with this Section 11.15(b).

(c)

Within five (5) Business Days following the receipt by either Party of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters.  Provided that no resolution has been reached, within five (5) Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: (i) this Agreement, with specific reference to this Section 11.15 and the other applicable provisions of this Article 11, (ii) Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, (iii) Seller’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, and (iv) the Expert Proceeding Notice.

(d)

The Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials described in Section 11.15(c) above (the “Expert Decision”).  The Expert Decision with respect to the Disputed Matters shall be limited to the selection of the single proposal for the resolution of the aggregate Disputed Matters proposed by a Party that best reflects the terms and provisions of this Agreement, i.e., the Expert must select either Buyer’s proposal or Seller’s proposal for resolution of the aggregate Disputed Matters.

(e)

The Expert Decision shall be final and binding upon the Parties, without right of appeal, absent manifest error.  In making its determination, the Expert shall be bound by the rules set forth in this Article 11.  The Expert may consult with and engage disinterested Third Parties to advise the Expert, but shall disclose to the Parties the identities of such consultants.  Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5)-year period preceding the arbitration nor have any financial interest in the dispute.

(f)

The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution herein and shall not be empowered to award damages, interest, or penalties to either Party with respect to any matter.  Each Party shall bear its own legal fees and other costs of preparing and presenting its case.  All costs and expenses of the Expert shall be borne by the non-prevailing Party in any such arbitration proceeding.

article 12

EMPLOYMENT MATTERS

12.01Seller Benefit Plans.  Effective as of his or her Employee Start Date, each Continuing Employee shall cease to accrue further benefits and shall cease to be an active participant under the Seller Benefit Plans.  Buyer shall not assume any of the Seller Benefit Plans.  From and after each Continuing Employee’s Employee Start Date, Seller and its ERISA Affiliates

shall retain and shall be solely responsible for all obligations and liabilities under the Seller Benefit Plans or related to changes by Seller thereto, and neither Buyer nor its Affiliates shall have any obligation, liability or responsibility from and after such Continuing Employee’s Employee Start Date to or under the Seller Benefit Plans, whether such obligation, liability or responsibility arose before, on or after such Continuing Employee’s Employee Start Date.

12.02Pre-Employee Start Date Claims under Seller Benefit Plans and Accrued Vacation Balances.

(a)To the extent that an Available Employee was a participant in a Seller Benefit Plan, the Seller Benefit Plans shall be responsible for providing welfare benefits (including medical, hospital, dental, accidental death and dismemberment, life, disability and other similar benefits) to any participating Available Employees for all claims incurred prior to his or her Employee Start Date under and subject to the terms and conditions of such plans.  For purposes of this Section 12.02, a claim is incurred with respect to (i) accidental death and dismemberment, disability, life and other similar benefits when the event giving rise to such claim occurred and (ii) medical, hospital, dental and other similar benefits when the services with respect to such claim are rendered; provided, that all services related to a continuous period of hospitalization shall be deemed to be rendered upon the commencement of such period.

(b)Seller shall pay each Continuing Employee’s accrued and unused vacation balance (the “Accrued Vacation Balances”), in each case, to the extent such Accrued Vacation Balance existed immediately prior to such Continuing Employee’s Employee Start Date, in accordance with applicable Legal Requirements.

12.03Available Employees’ Offers and Post-Employee Start Date Employment and Benefits.

(a)Following the Execution Date, Seller shall provide Buyer reasonable access to the Available Employees.

(b)Within two (2) Business Days of the Execution Date, Seller will provide Buyer with a list that sets forth the name of each Available Employee, and for each such individual, his or her name, job title, annualized salary or hourly wage, bonus eligibility/target, long-term incentive eligibility/target, vacation eligibility, hire date/start date, leave status (including expected duration of any leave), details of any visa, and any vehicle described on Exhibit D assigned to the Available Employee by Seller (the “Available Employee List”).

(c)Beginning seven (7) Business Days following the Execution Date, Buyer or its Affiliate may make written offers of employment to any of the Available Employees to whom Buyer or its Affiliate elects to make an offer of employment, with such offers providing for an Employee Start Date the day after Closing.  Each offer of employment shall provide the applicable Available Employee at least five (5) Business Days to either accept or reject such offer.  No later than the date that is three (3) Business Days prior to the anticipated Closing Date, Buyer shall notify Seller as to each Available Employee who has accepted an offer from Buyer or any of its Affiliates, which acceptance shall be conditioned upon the occurrence of the Closing and effective as of the Employee Start Date and may be conditioned on other typical hiring policies, and each Available Employee who has rejected Buyer’s or its Affiliate’s offer of employment.  BUYER

SHALL INDEMNIFY AND HOLD HARMLESS SELLER AND ITS AFFILIATES WITH RESPECT TO ALL CLAIMS AND LIABILITIES RELATING TO OR ARISING OUT OF BUYER’S OR ITS AFFILIATE’S EMPLOYEE SELECTION AND EMPLOYMENT OFFER PROCESS DESCRIBED IN THIS SECTION 12.03 (INCLUDING ANY CLAIM OF DISCRIMINATION OR OTHER ILLEGALITY IN SUCH SELECTION AND OFFER PROCESS).

(d)As to each Available Employee to whom Buyer does not made an offer of employment at least seven (7) Business Days prior to Closing, Buyer agrees that it and its Affiliates shall not employ such Available Employee prior to the date that is six (6) months after Closing, and during such six (6) month period, Buyer will not solicit an employment relationship or negotiate employment terms with such Available Employee.  Notwithstanding the foregoing, in the event an Available Employee to whom Buyer does not made an offer of employment at least seven (7) Business Days prior to Closing becomes employed by a Third Party, this Section 12.03(d) shall not prevent Buyer or its Affiliates from contracting for services from such Third Party so long as the contractor relationship does not resemble or otherwise create an employer-employee relationship.

(e)Each Available Employee who is actively at work as of Closing or is on a previously scheduled and approved (by Seller or its Affiliates) short-term disability, long-term disability, workers’ compensation or other approved leave of absence and accepts an offer of employment from Buyer or its Affiliate and, in each instance, assumes employment with Buyer or its Affiliate is referred to as a “Continuing Employee.”  The date that a Continuing Employee begins employment with Buyer or its Affiliate is referred to as his or her “Employee Start Date.” Buyer or its Affiliate will provide each Continuing Employee with the same or similar benefits as similarly situated current employees of Buyer or its Affiliate; provided that nothing in the foregoing shall affect the right of Buyer or its Affiliates to terminate the employment of a Continuing Employee for any reason or at any time.  Seller retains the right to terminate the employment of a Continuing Employee for any reason or at any time prior to the Employee Start Date.  On or before the Employee Start Date of each Continuing Employee, Seller shall take all necessary action to fully vest as of such date such Continuing Employee’s account balances and other benefits under all Seller Benefit Plans, if any, that are employee pension benefit plans (as such term is defined in Section 3(2) of ERISA).

(f)Buyer or its Affiliate shall cause each Continuing Employee and his or her eligible dependents (including all such employee’s dependents covered immediately prior to the Employee Start Date by a group health plan maintained by Seller or its Affiliates) to be eligible to be covered under a group health plan maintained by Buyer or its Affiliate that (i) provides medical and dental benefits coverage to such Continuing Employee and such eligible dependents effective as of the first day of the calendar month following such Continuing Employee’s Employee Start Date (unless such Continuing Employee’s Employee Start Date is the first day of a calendar month, in which case, such coverage shall be effective immediately as of such Continuing Employee’s Employee Start Date).

12.04Post-Employee Start Date Employment Claims.  Buyer shall indemnify, defend and hold Seller and its Affiliates harmless from and against any and all liability of any kind or nature involving or related to the employment of each Continuing Employee by Buyer or its

Affiliate after his or her Employee Start Date, including any liability related to any employee benefit plan sponsored or maintained by Buyer or its ERISA Affiliates after the Employee Start Date.  Seller shall indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all liability of any kind or nature or related to (a) the employment of any Available Employee who does not become a Continuing Employee, including any liability related to any Seller Benefit Plan and (b) the employment of the Continuing Employees by Seller or its Affiliate before his or her Employee Start Date, including any liability related to any employee benefit plan sponsored, maintained or changed by any Seller Party or any of their respective ERISA Affiliates before the Employee Start Date.

12.05Buyer Welfare Plans.  Buyer shall cause the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees.  Buyer shall provide continuation health care coverage to Continuing Employees and their qualified beneficiaries who incur a qualifying event, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) or any similar provisions of state Legal Requirement, on or after the Employee Start Date.

12.06WARN Act.  From the date of this Agreement until the final Employee Start Date, Seller shall not and shall cause its Affiliates not to, terminate the employment of any Available Employees such that a “plant closing” or “mass layoff” (as those terms are defined in the WARN Act or any similar state Legal Requirement) occurs prior to the final Employee Start Date without complying with the WARN Act.  Buyer agrees to provide any notice to each Continuing Employee required under the WARN Act or any similar state Legal Requirement with respect to any “plant closing” or “mass layoff” affecting such Continuing Employee that may occur on or after his or her Employee Start Date.

12.07No Third Party Beneficiary Rights.  NOTHING HEREIN, EXPRESSED OR IMPLIED, SHALL CONFER UPON ANY AVAILABLE EMPLOYEES (OR ANY OF THEIR BENEFICIARIES OR ALTERNATE PAYEES) ANY RIGHTS OR REMEDIES (INCLUDING ANY RIGHT TO EMPLOYMENT OR CONTINUED EMPLOYMENT, OR ANY RIGHT TO COMPENSATION OR BENEFITS FOR ANY PERIOD) OF ANY NATURE OR KIND WHATSOEVER, UNDER OR BY REASON OF THIS AGREEMENT OR OTHERWISE.  IN ADDITION, THE PROVISIONS OF THIS ARTICLE 12, ARE FOR THE SOLE BENEFIT OF THE PARTIES AND ARE NOT FOR THE BENEFIT OF ANY THIRD PARTY.  NOTHING IN THIS ARTICLE 12, EXPRESS OR IMPLIED, SHALL BE (A) DEEMED AN AMENDMENT OF ANY SELLER BENEFIT PLAN PROVIDING BENEFITS TO ANY AVAILABLE EMPLOYEE, OR (B) CONSTRUED TO PREVENT BUYER OR ITS AFFILIATES FROM TERMINATING OR MODIFYING TO ANY EXTENT OR IN ANY RESPECT ANY EMPLOYEE BENEFIT PLAN THAT BUYER OR ITS AFFILIATES MAY ESTABLISH OR MAINTAIN.

article 13

GENERAL PROVISIONS.

13.01Records.  Seller, at Buyer’s cost and expense, shall deliver originals of all Records to Buyer (FOB Seller’s office) within fifteen (15) days after the Closing.  With respect to any original Records delivered to Buyer, (a) Seller shall be entitled to retain copies of such Records, and (b) Buyer shall retain any such original Records for at least seven (7) years beyond the Closing Date, during which seven (7)-year period Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Seller may make copies of such original Records, at its own expense, as may be reasonable or necessary for tax purposes or in connection with any Proceeding or Threatened Proceeding against Seller.

13.02Expenses.

(a)

Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.  However, the prevailing Party in any Proceeding brought under or to enforce this Agreement, excluding any expert proceeding pursuant to Section 11.15 or Section 2.05(d), shall be entitled to recover court costs and arbitration costs, as applicable, and reasonable attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.

(b)

All Transfer Taxes and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other Instruments of Conveyance required to convey title to the Assets and the Equity Interests to Buyer shall be borne by Buyer.  Seller shall retain responsibility for, and shall bear, all Asset Taxes and Taxes imposed on Mayzure for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time.  All Asset Taxes and Taxes imposed on Mayzure arising on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer.  For purposes of allocation between the Parties of Asset Taxes assessed for any Straddle Period, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Asset Taxes described in clause (C) below) shall be allocated based on severance or production occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)) shall be allocated based on revenues from sales occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis with respect to a Straddle Period shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time (which shall be Seller’s responsibility) and the portion of the Straddle Period beginning at the Effective Time (which shall be Buyer’s responsibility).  For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time and the portion of the Straddle Period beginning at the Effective Time.  Any other Taxes imposed on Mayzure shall be allocated using a “closing of the books” methodology.  To the extent the actual amount of any Asset Taxes described in this Section 13.02(b) is not determinable at Closing or the Final Settlement Date, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.05.  Upon determination of the actual amount of such Asset Taxes, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 13.02(b).  Any allocation of Asset Taxes between the Parties shall be in accordance with this Section 13.02(b).

(c)

Except as required by applicable Legal Requirements, in respect of Asset Taxes, (i) Seller shall be responsible for timely remitting all (A) Asset Taxes due (excluding Ad Valorem and Property Taxes) for periods ending prior to the Closing Date, (B) Ad Valorem and Property Taxes due with respect to the Assets and the Equity Interests for periods ending prior to the Effective Time (no matter when due), and (C) Ad Valorem and Property Taxes due with respect to the Assets and the Equity Interests due prior to the Closing Date (subject, in each case, to Seller’s right to reimbursement by Buyer under Section 13.02(b)), (ii) Buyer shall be responsible for timely remitting all (A) Asset Taxes (excluding Ad Valorem and Property Taxes) for periods ending on or after the Closing Date, and (B) all Ad Valorem and Property Taxes due on or after the Closing Date (subject, in each case, to Buyer’s right to reimbursement by Seller under Section 13.02(b)), in each case, to the applicable taxing authority, (iii) Seller shall prepare and timely file any (A) Tax Return for Asset Taxes (excluding Ad Valorem and Property Taxes) required to be filed for periods ending prior to the Closing Date, and (B) Tax Return for Ad Valorem and Property Taxes with respect to the Assets and the Equity Interests due prior to the Closing Date, and (iv) Buyer shall prepare and timely file any (A) Tax Return for Asset Taxes (excluding Ad Valorem and Property Taxes) required to be filed for periods ending on or after the Closing Date, and (B) Tax Return for Ad Valorem and Property Taxes in respect to the Assets and the Equity Interests required to be filed on or after the Closing Date (including Tax Returns related to any Straddle Period).  Each Party shall indemnify and hold the other Party harmless for any failure to file such Tax Returns and to make such payments.  Buyer shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Legal Requirements.  Buyer shall provide Seller with a copy of any Tax Return relating to any Straddle Period for Seller’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such Taxable period), and Buyer shall incorporate all reasonable comments of Seller provided to Buyer in advance of the due date for the filing of such Tax Return.

(d)

Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any tax.  The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

(e)	Seller shall be entitled to any and all refunds of Taxes allocated to Seller pursuant to Section 13.02(b), and Buyer shall be entitled to any and all refunds of Taxes allocated to Buyer pursuant to Section 13.02(b).  If a Party receives a refund of Taxes to which the other Party is entitled pursuant to this Section 13.02(e), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.

13.03Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and fax numbers set forth below (or to such other recipients, addresses, or fax numbers as a Party may from time to time designate by notice to the other Party):

NOTICES TO BUYER:

Scout Energy Group V, LP

4901 LBJ FWY, STE 300

Dallas, Texas 75244

Attention: Jon Piot

Email Address: jpiot@scoutep.com

NOTICES TO SELLER:

c/o Riviera Upstream, LLC
600 Travis Street, Suite 1700

Houston, Texas 77002
Attention: General Counsel
E-mail: Handerson@RVRAresources.com and legal@RVRAresources.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, 45th Floor

Houston, TX 77002

Attention:  Anthony Speier, P.C.

Rahul Vashi
Email:	anthony.speier@kirkland.com
rahul.vashi@kirkland.com

13.04Governing Law; Jurisdiction; Service of Process; Jury Waiver.   THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION

OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT ANY MATTERS RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED.  WITHOUT LIMITING THE PARTIES’ AGREEMENT TO ARBITRATE IN SECTION 11.15 OR THE DISPUTE RESOLUTION PROCEDURE PROVIDED IN SECTION 2.05(d) WITH RESPECT TO DISPUTES ARISING THEREUNDER, THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN HOUSTON, TEXAS OR THE STATE COURTS LOCATED IN HOUSTON, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, ANY TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN HOUSTON, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.  EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.  TO THE EXTENT THAT A PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 13.04.

13.05Further Assurances.  The Parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge, and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

13.06Waiver.  The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by either Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.07Entire Agreement and Modification.  This Agreement supersedes all prior discussions, communications, and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended or otherwise modified except by a written agreement executed by both Parties.  No representation, promise, inducement, or statement of intention with respect to the subject matter of this Agreement has been made by either Party that is not embodied in this Agreement together with the documents, instruments, and writings that are delivered pursuant hereto, and neither Party shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not so set forth.  In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit hereto, the terms and provisions of this Agreement shall govern, control, and prevail.

13.08Assignments, Successors, and No Third Party Rights.  Except for Buyer’s right to direct that all or a portion of the Processing Plants be assigned by Seller to an Affiliate of Buyer at Closing, neither Party may assign any of its rights, liabilities, covenants, or obligations under this Agreement (as distinguished from an assignment of the Assets after Closing) without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party), and (a) any assignment made without such consent shall be void, and (b) in the event of such consent, such assignment nevertheless shall not relieve such assigning Party of any of its obligations under this Agreement without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties or any other agreement contemplated herein (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  Subject to the preceding sentence, this Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof, are for the sole and exclusive benefit of the Parties and such other agreements (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), and their respective successors and permitted assigns.

13.09Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.10Article and Section Headings, Construction.  The headings of Sections, Articles, Exhibits, and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation.  All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit, or Schedule of this Agreement.  Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule, or other provision of this Agreement.  Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined.  All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (or the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.  Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions.  This Agreement is the result of arm’s-length negotiations from equal bargaining positions.  This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.

13.11Counterparts.  This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

13.12Press Release.    If any Party wishes to make a press release or other public announcement respecting this Agreement or the Contemplated Transactions (unless the subject matter of such release has previously been made public pursuant to the terms of this Section 13.12), such Party will provide the others with a draft of the press release or other public announcement for review at least one (1) Business Day prior to the time that such press release or other public announcement is to be made.  The Parties will attempt in good faith to expeditiously reach agreement on such press release or other public announcement and the contents thereof.  Failure to provide comments back to the other Party within one (1) Business Day of receipt of the draft release or announcement will be deemed consent to the public disclosure of such press release or other public announcement and the content thereof, so long as the reviewing Party’s name is not included in the release or announcement.  Seller and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 13.12. Notwithstanding anything to the contrary in this Section 13.12, no Party shall issue a press release or other public announcement that includes the name of a non-releasing Party or its Affiliates without the prior written consent of such non-releasing Party (which consent may be withheld in such non-releasing Party’s sole discretion); provided that such restriction shall not apply if the subject matter of such release has previously been made public pursuant to the terms of this Section 13.12.

13.13Confidentiality.  The Confidentiality Agreement shall terminate on the Closing Date and will thereafter be of no further force or effect.  Each Party shall keep confidential, and cause its Affiliates and instruct its Representatives to keep confidential, all terms and provisions of this Agreement, except (a) as required by Legal Requirements or any standards or rules of any stock exchange to which such Party or any of its Affiliates is subject, (b) for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 13.13, (c) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Purchase Right or Consent, and (d) to the extent that such Party must disclose the same in any Proceeding brought by it to enforce its rights under this Agreement.  This Section 13.13 shall not prevent either Party from recording the Instruments of Conveyance delivered at the Closing or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets.  The covenant set forth in this Section shall terminate two (2) years after the Closing Date.

13.14Name Change.  As promptly as practicable, but in any event within sixty (60) days after the Closing Date, Buyer shall eliminate, remove or paint over the use of the name “Linn”, “Riviera” or variants thereof from the Assets, and, except with respect to such grace period for eliminating the existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates.  Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name and any resulting notification or approval requirements.

13.15Preparation of Agreement.  Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement.  In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

13.16Appendices, Exhibits and Schedules.  All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.  Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:

Riviera Upstream, LLC

By:      /s/ David B. Rottino

Name: David B. Rottino

Title:   President and Chief Executive Officer

Riviera Operating, LLC

By:       /s/ David B. Rottino

Name: David B. Rottino

Title:   President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

BUYER:

Scout Energy Group V, LP

By Scout Energy Group V GP, LLC,

its general partner

By:     /s/ Jon Piot

Name: Jon Piot

Title:   Managing Director

Signature Page to Purchase and Sale Agreement